Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

by and among

RUDOLPH TECHNOLOGIES, INC.,

NS MERGER SUB, INC.,

and

AUGUST TECHNOLOGY CORPORATION

Dated as of June 27, 2005

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

DEFINED TERMS

Page
1996 Parent Plan	35
1999 Parent Plan	35
Acquisition Proposal	80
Acquisition Transaction	80
Affiliate	81
Agreement	1
Amendment Agreements	81
Antitrust Law	81
Articles of Merger	2
Assumed Option	67
Beneficial Owner	81
Blue Sky	36
Business Day	81
Cash Amount	8
Cash Election	4
Cash Election Cap	4
Cash Fraction	5
Certificate	4
Change of Recommendation	61
Closing	3
Closing Date	3
Code	1
Company	1
Company 401(k) Plan	67
Company Affiliate	69
Company Affiliates	69
Company Balance Sheet	16
Company Board	13
Company Bylaws	11
Company Charter	11
Company Common Stock	3
Company Designated Director	71
Company Designated Directors	71
Company Disclosure Schedule	11
Company Employee Plan	21
Company Employee Plans	21
Company Employees	67
Company Environmental Claims	29
Company ESPP	12
Company Form 10-K	18
Company Form 10-Q	16
Company Material Adverse Effect	81

-iv-

DEFINED TERMS

(Continued)

Page
Company Material Contracts	19
Company Permits	15
Company Proprietary Product	30
Company Real Property	26
Company Real Property Leases	26
Company Registered Intellectual Property	29
Company Rights	12
Company Rights Plan	12
Company SEC Reports	16
Company Shareholder Voting Agreement	1
Company Shareholder Voting Agreements	1
Company Special Meeting	14
Company Stock Option	12
Company Stock Options	12
Company Stock Plans	12
Company Termination Fee	76
Company Voting Proposal	14
Confidentiality Agreement	60
Control	81
Conversion of Capital Stock	3
D&O Policy	68
Dissenting Shares	10
Effective Time	2
Election	4
Election Deadline	7
Election Form	4
Employee Benefit Plan	82
Environmental Laws	28
ERISA	82
ERISA Affiliate	82
Exchange Act	13
Exchange Agent	8
Exchange Fund	8
Existing Parent Directors	71
Expenses	82
GAAP	16
Governmental Entity	15
HSR Act	15
Indemnified Parties	68
Indemnified Party	68
Intellectual Property	82
Joint Proxy Statement/Prospectus	62
Law	83

-v-

DEFINED TERMS

(Continued)

Page
Liens	13
Materials of Environmental Concern	28
Maximum Annual Premium	69
MBCA	1
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Bylaws	3
Merger Sub Charter	2
Merger Sub Charter Documents	34
Mutually-Selected Director	71
Nanometrics	1
Nanometrics Merger Agreement	1
Nanometrics Voting Agreements	2
Non-Election	4
Non-Election Fraction	6
Outside Date	74
Parent	1
Parent Audit Committee	40
Parent Balance Sheet	39
Parent Board	36
Parent Bylaws	34
Parent Charter	34
Parent Common Stock	3
Parent Disclosure Schedule	34
Parent Employee Plans	43
Parent Environmental Claims	50
Parent ESPP	35
Parent Form 10-K	40
Parent Form 10-Q	39
Parent Material Adverse Effect	83
Parent Material Contracts	42
Parent Permits	38
Parent Proprietary Product	52
Parent Real Property	48
Parent Real Property Leases	48
Parent Registered Intellectual Property	51
Parent Rights	4
Parent Rights Plan	4
Parent SEC Reports	38
Parent Special Meeting	37
Parent Stock Options	35
Parent Stock Plans	35

-vi-

DEFINED TERMS

(Continued)

Page
Parent Stockholder Voting Agreement	1
Parent Stockholder Voting Agreements	1
Parent Sub Documents	35
Parent Voting Proposal	36
Per Share Cash Amount	4
Per Share Stock Amount	3
Person	83
Piper Jaffray	53
Qualified Plan	22
Registered Intellectual Property	83
Registration Statement	37
Regulation M-A Filing	63
Regulatory Conditions	74
Representative	5
Requisite Company Shareholder Approval	14
Requisite Parent Stockholder Approval	37
Sarbanes-Oxley Act	17
SEC	15
Securities Act	16
Special Meetings	37
Stock Election Cap	4
Stock Fraction	6
Subsidiary	83
Subsidiary Documents	11
Superior Proposal	84
Surviving Corporation	2
Takeover Statute	32
Tax	84
Tax Returns	84
Taxes	84
The Merger	2
Triggering Event	75
WARN Act	25

-vii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of June 27, 2005 (this “Agreement”) by and among Rudolph Technologies, Inc., a Delaware corporation (“Parent”), NS Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and August Technology Corporation, a Minnesota corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved, and deemed it to be advisable and in the long-term best interests of their respective stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for in this Agreement in which the Company will merge with and into Merger Sub (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of the Minnesota Business Corporation Act (“MBCA”);

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain shareholders of the Company are entering into voting agreements with Parent, in substantially the form attached hereto as Exhibit A (each, a “Company Shareholder Voting Agreement” and collectively, the “Company Shareholder Voting Agreements”), pursuant to which such shareholders have agreed, among other things, to vote their shares of Company Common Stock (as defined below) in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to the Company to enter into this Agreement, certain stockholders of Parent have agreed to enter into voting agreements with the Company, substantially in the form attached hereto as Exhibit B (each, a “Parent Stockholder Voting Agreement” and collectively, the “Parent Stockholder Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote their shares of Parent Common Stock (as defined below) in favor of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, each of (i) the Agreement and Plan of Merger and Reorganization, dated as of January 21, 2005, by and among Nanometrics Incorporated (“Nanometrics”), Major League Merger Corporation, Minor League Merger Corporation and the Company (the “Nanometrics Merger Agreement”), (ii) the Voting Agreements, each dated as of January 21, 2005, by and among Nanometrics and certain shareholders of the Company and (iii) the Voting Agreements, each dated as of January 21, 2005, by and among the Company and certain shareholders of Nanometrics (the agreements in clauses (ii) and (iii), collectively, the “Nanometrics Voting Agreements”), has been terminated in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the MBCA, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger as a wholly owned Subsidiary of Parent. Merger Sub, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2 Effective Time of Merger. On the Closing Date (as defined below), Parent and the Company shall cause the Merger to be consummated by filing duly executed and delivered articles of merger as required by the MBCA with the Secretary of State of the State of Minnesota (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of, the MBCA, and all other filings or recordings required by the MBCA in connection with the Merger (the date and time of such filing, or such later time as is specified in the Articles of Merger, being the “Effective Time”).

Section 1.3 Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Articles of Merger and as specified in the MBCA (including Section 302A.641 of the MBCA). Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation and Bylaws of Surviving Corporation. At and after the Effective Time, the articles of incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time shall, subject to the provisions of Section 6.10, be the articles of incorporation of the Surviving Corporation, until amended in accordance with the MBCA, except that it is the expectation of the parties that immediately following the Effective Time, the name of the Surviving Corporation shall be August Technology Corporation d/b/a the “Inspection Division of Rudolph Technologies, Inc.”

(b) At and after the Effective Time, the bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time shall, subject to the provisions of Section 6.10, be the bylaws of the Surviving Corporation until amended in accordance with the MBCA.

Section 1.5 Board of Directors & Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE II

THE CLOSING; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place beginning at 9:00 a.m. New York time, at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York, on a date to be specified by Parent and the Company which shall be no later than the third (3rd) Business Day after satisfaction or waiver of each of the conditions set forth in ARTICLE VII, or on such other date and at such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.

Section 2.2 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company’s common stock, no par value per share (the “Company Common Stock”):

(a) Each share of Company Common Stock that is owned by Parent or any Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.2(a) and Section 2.7, each issued and outstanding share of Company Common Stock (other than Dissenting Shares (as defined below)) shall be converted into either (i) the right to receive 0.7625 fully paid and nonassessable shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”), which is referred to herein as the “Per Share Stock Amount”, including the associated preferred share purchase rights (the “Parent Rights”) issued pursuant to that certain Rights Plan, dated as of June 27, 2005, between Parent and American Stock Transfer & Trust Company, as Rights Agent (the “Parent Rights Plan”), or (ii) the right to receive $10.50 in cash, without interest (the “Per Share Cash Amount”) or (iii) a combination of shares of Parent Common Stock and cash, each as determined in accordance with Section 2.2(f), Section 2.2(g) and Section 2.2(h). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.5(b) (but subject to Section 2.5(i)), the Per Share Stock Amount, the Per Share

Cash Amount or a combination of cash and Parent Common Stock, each in accordance with this Section 2.2. The consideration to be received in the Merger as described in this Section 2.2 is referred to in this Agreement as the “Merger Consideration.”

(c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged as a share of capital stock of the Surviving Corporation.

(d) The maximum number of shares of Company Common Stock which may be converted into the Per Share Cash Amount shall be equal to 5,714,286, minus the number of Dissenting Shares (the “Cash Election Cap”). The maximum number of shares of Company Common Stock which may be converted into the right to receive the Per Share Stock Amount shall be equal to (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time minus (ii) the number of shares of Company Common Stock cancelled pursuant to Section 2.2(a) minus (iii) 3,542,857 (the “Stock Election Cap”).

(e) Subject to the allocation and election procedures set forth in this Section 2.2, each record holder (or beneficial owner through appropriate and customary documentation and instructions) immediately prior to the Closing Date of shares of Company Common Stock (other than any record holder or beneficial owner of Dissenting Shares) shall be entitled to elect to (i) receive the Per Share Cash Amount for each such share of Company Common Stock (a “Cash Election”), (ii) receive the Per Share Stock Amount for each such share of Company Common Stock (a “Stock Election”) or (iii) indicate that such record holder or beneficial owner, as the case may be, has no preference as to the receipt of cash or Parent Common Stock with respect to such record holder’s or beneficial owner’s, as the case may be, shares of Company Common Stock (a “Non-Election,” and any Cash Election, Stock Election or Non-Election shall be referred to herein as an “Election”). All such Elections shall be made on a form furnished by Parent for that purpose (an “Election Form”) and reasonably satisfactory to the Company. Any Election Form submitted in respect of Dissenting Shares shall be of no force and effect. If more than one Certificate is surrendered for the account of the same record holder or beneficial owner, as the case may be, the number of shares of Parent Common Stock, if any, to be issued to such record holder or beneficial owner, as the case may be, in exchange for such Certificates shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by all of the Certificates surrendered for the account of such record holder or beneficial owner, as the case may be. Record holders of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities (each, a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all shares of Company Common Stock held by such Representative for a particular beneficial owner.

(f) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made exceeds the Cash Election Cap, then:

(i)	each share of Company Common Stock with respect to which a Stock Election has been made shall be converted into the right to receive the Per Share Stock Amount;

(ii)	each share of Company Common Stock with respect to which a Non-Election has been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount; and

(iii)	each share of Company Common Stock with respect to which a Cash Election has been made shall be converted into the right to receive:

(1)	an amount in cash, without interest, equal to (a) the Per Share Cash Amount multiplied by (b) a fraction (the “Cash Fraction”), (i) the numerator of which shall be the Cash Election Cap and (ii) the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made; and

(2)	that number of shares of Parent Common Stock equal to (a) the Per Share Stock Amount multiplied by (b) a fraction, equal to one minus the Cash Fraction.

(g) If the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made exceeds the Stock Election Cap, then:

(i)	each share of Company Common Stock with respect to which a Cash Election has been made shall be converted into the right to receive the Per Share Cash Amount;

(ii)	each share of Company Common Stock with respect to which a Non-Election has been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Amount; and

(iii)	each share of Company Common Stock with respect to which a Stock Election has been made shall be converted into the right to receive:

(1)	that number of shares of Parent Common Stock equal to (a) the Per Share Stock Amount multiplied by (b) a fraction (the “Stock Fraction”), (i) the numerator of which shall be the Stock Election Cap and (ii) the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made, and

(2)	an amount in cash, without interest, equal to (a) the Per Share Cash Amount multiplied by (b) a fraction, equal to one minus the Stock Fraction.

(h) In the event that neither Section 2.2(f) nor Section 2.2(g) above is applicable, then:

(i)	each share of Company Common Stock with respect to which a Cash Election has been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Amount;

(ii)	each share of Company Common Stock with respect to which a Stock Election has been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount; and

(iii)	each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made), if any, shall be converted into the right to receive:

(1)	an amount in cash, without interest, equal to (a) the Per Share Cash Amount multiplied by (b) a fraction (the “Non-Election Fraction”), (i) the numerator of which is equal to (A) the Cash Election Cap minus (B) the aggregate number of shares of Company Common Stock with respect to which a Cash Election has been made and (ii) the denominator of which is equal to the aggregate number of shares of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made); provided, however, that if the Non-Election Fraction is greater than one, then the Non-Election Fraction shall be deemed to be one, and

(2)	that number of shares of Parent Common Stock equal to (a) the Per Share Stock Amount multiplied by (b) a fraction equal to one minus the Non-Election Fraction.

(i) As soon as practicable after the effective date of the Registration Statement (as defined below), the Company shall instruct the Exchange Agent to mail a copy of the Joint Proxy Statement/Prospectus (as defined in Section 6.4) to the Company’s stockholders in connection with the Company Special Meeting, together with (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), (ii) an Election Form and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, the Cash Amount in lieu of any fractional shares pursuant to Section 2.5(c) and any dividends or distributions payable pursuant to Section 2.5(d). The Company shall use its reasonable best efforts to mail or otherwise make available the Election Form and a letter of transmittal to all Persons who become holders of shares of Company Common Stock during the period between the record date for the Company Special Meeting and the Election Deadline.

(j) Elections shall be made by holders of shares of Company Common Stock by delivering an Election Form to the Exchange Agent (as defined in Section 2.5(a)). To be effective, an Election Form must be properly completed, signed and submitted to the Exchange

Agent by 5:00 p.m. (New York City time) at least two (2) Business Days prior to the Closing Date (the “Election Deadline”) (unless extended by the mutual agreement of Parent and the Company, in which case Parent and the Company shall publish appropriate advance notice of such extension), and accompanied by (i) the Certificates representing the shares of Company Common Stock with respect to which such election is being made and (ii) a properly completed and signed letter of transmittal. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether an Election Form has been properly completed, signed and submitted or revoked and to disregard immaterial defects in such Election Form. The good faith decision of Parent (or the Exchange Agent, if applicable) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.2, which computations shall be conclusive and binding on the holders of shares of Company Common Stock, in the absence of manifest error. Any Election Form may be changed or revoked prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, Parent shall, or shall cause the Exchange Agent to, cause the Certificates representing the shares of Company Common Stock covered by such Election Form to be promptly returned without charge to the Person submitting such Election Form upon such Person’s written request. Upon delivery to the Exchange Agent of Certificates for surrender and cancellation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, each holder of Company Common Stock shall be entitled to receive (A) the Merger Consideration, (B) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(c) and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c), after giving effect to any tax withholdings required by applicable Law, and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, the proper Merger Consideration may be issued to a transferee upon presentation to the Exchange Agent of the Certificate representing such shares accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate will be deemed, from and after the Effective Time, for all purposes, to represent only the right to receive upon surrender the Merger Consideration, plus any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(c) plus any dividends or other distributions to which such Holder is entitled pursuant to Section 2.5(c).

(k) For the purposes of this Section 2.2, a holder of shares of Company Common Stock that does not submit an Election Form that is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes an Election Form and does not resubmit an Election Form that is timely received by the Exchange Agent), or who submits an Election Form without the corresponding Certificates, shall be deemed to have made a Non-Election. If any Election Form is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the stockholder submitting such Election Form, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

Section 2.3 Adjustment of Merger Consideration. In the event that pursuant to a transaction announced after the date hereof which becomes effective prior to the Effective Time, any stock dividend, stock split, reclassification, recapitalization, combination or mandatory exchange of shares occurs with respect to, or rights (other than non-mandatory offers to exchange) are issued in respect of, Parent Common Stock, then, the Per Share Stock Amount shall be adjusted accordingly.

Section 2.4 Stock Options. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in Section 6.9.

Section 2.5 Exchange.

(a) Not less than two Business Days prior to the Closing Date, Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration (in each case, other than Dissenting Shares). To the extent practicable, immediately prior to the Effective Time (and, in any event, no later than as soon as practicable after the Effective Time), Parent shall deposit with or for the account of the Exchange Agent, for the benefit of the holders of Company Common Stock, (i) the Merger Consideration (other than the Per Share Cash Consideration) and (ii) an amount in cash sufficient to deliver to the holders of Company Common Stock the (x) aggregate amount of Per Share Cash Consideration, (y) any cash in lieu of fractional shares payable pursuant to Section 2.5(b) and (z) any dividends or other distributions to which such holders are entitled pursuant to Section 2.5(b) ((x), (y) and (z), the “Cash Amount”)) and, together with the Merger Consideration (other than the Per Share Cash Consideration), the “Exchange Fund”) for delivery pursuant to Section 2.2, in exchange for outstanding shares of Company Common Stock.

(b) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by Law. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Section 2.2(i).

(c) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to (i) such fractional share of Parent Common Stock multiplied by (ii) the last reported sales price of Parent Common Stock at the end of regular trading hours on NASDAQ on the day prior to the Closing Date.

(d) No dividends or other distributions declared or made after the Effective Time in respect of Parent Common Stock with respect to which Parent has set a record date after the Effective Time shall be paid to a holder of Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(c), unless and until such holder surrenders to the Exchange Agent its shares of Company Common Stock. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, in addition to the Merger Consideration deliverable in respect thereof, without interest, (A) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(c) and (B) at the appropriate payment date, the amount of dividends or other distributions with respect to which Parent has set a (1) record date after the Effective Time but prior to surrender and (2) payment date after surrender, payable with respect to such whole shares of Parent Common Stock.

(e) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, (i) the Merger Consideration, plus (ii) cash in respect of any fractional shares of Parent Common Stock plus (iii) any dividends or other distributions to which holders of Parent Common Stock issued in exchange for Company Common Stock are entitled pursuant to Section 2.5(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise be in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered Holder of the Certificate surrendered, or will have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g) At any time following the six (6) month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund not disbursed to holders of Company Common Stock, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law) with respect to the Merger Consideration to which such holders are entitled pursuant to Section 2.2, any cash in lieu of fractional shares payable to such holders pursuant to Section 2.5(c) and any dividends or other distributions to which such holders are entitled pursuant to Section 2.5(d), upon due surrender of their Certificates, without any interest thereon.

(h) None of Parent, Merger Sub or the Company shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law following the passage of time specified therein.

(i) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as any of Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

Section 2.6 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder thereof who properly exercises and perfects dissenters’ rights for such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA (“Dissenting Shares”) will be paid for by the Surviving Corporation in accordance with Section 302A.473 of the MBCA; provided, however, that if any holder fails to perfect or otherwise waives, withdraws or loses dissenters’ rights under the MBCA, the right of such holder to dissenters’ rights shall cease and the holder of such shares shall be deemed to have made a Non-Election with respect to such shares. The Company shall give Parent (a) prompt notice of any notice of dissent received by the Company, withdrawals of such notices, and any other related instruments delivered pursuant to Section 302A.473 of the MBCA and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to dissenters’ rights under the MBCA. The Company shall not, except with Parent’s prior written consent, voluntarily make any payment with respect to any exercises of dissenters’ rights or offer to settle, or settle, any such exercises.

Section 2.7 Alternative Merger Structure. Parent shall have the right, in its sole discretion, to revise the structure of the Merger in order to provide that Merger Sub will merge with and into the Company; provided, however, that Parent shall not have the right to make any such revision, if such revision would prevent Parent, Merger Sub and/or the Company from complying with the covenant set forth in Section 6.12 and satisfying the condition set forth in Section 7.1(g).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the written disclosure schedule prepared by the Company which is dated as of the date hereof and has been delivered by the Company to Parent in connection herewith (the “Company Disclosure Schedule”) or (ii) as otherwise disclosed in any Company SEC Report (as defined below) filed with the SEC on or after January 1, 2004 (other than in any risk factors or forward looking statements contained therein, which shall not qualify, modify or otherwise affect the representations and warranties set forth in this ARTICLE III), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company, is set forth in Section 3.1 of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other Person, excluding securities in the Company’s Subsidiaries and securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company. The Company’s Subsidiaries do not own any shares of Company Common Stock.

Section 3.2 Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a true, complete and correct copy of its articles of incorporation, as amended to date (the “Company Charter”), and bylaws, as amended to date (the “Company Bylaws”), and has furnished to Parent true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company Bylaws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

Section 3.3 Capitalization. The authorized capital stock of the Company consists of 42,000,000 shares of Company Common Stock and 3,000,000 shares of undesignated stock. As of June 21, 2005, (i) 18,045,852 shares of Company Common Stock were issued and outstanding, (ii) 218,884 shares of Company Common Stock were available for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”), (iii) 2,728,148 shares of Company Common Stock were available for issuance pursuant to the Company’s 1997 Stock Incentive Plan and options under the Company’s Amended 1998 Board of Director Compensation Plan (collectively the “Company Stock Plans”), consisting of 1,898,804 shares subject to outstanding options and 829,341 shares available for future option grants, (iv) no shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants, (v) 175,000 shares were reserved for issuance upon the exercise of a nonqualified stock option (not pursuant to any plan) granted to the Company’s Chief Operating Officer, and (vi) no shares of undesignated stock were issued and outstanding.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Persons who, as of June 21, 2005 held outstanding options to acquire shares of Company Common Stock (each, a “Company Stock Option” and collectively, the “Company Stock Options”) under the Company Stock Plans or under any other equity incentive plan or arrangement of the Company or its Subsidiaries, indicating, with respect to each Company Stock Option then outstanding, the tax status of such option under Section 422 of the Code, the number of shares of Company Common Stock subject to such Company Stock Option, the name of the plan under which such Company Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the Company ESPP and the forms of all stock option agreements evidencing outstanding Company Stock Options.

(c) Except as described in Section 3.3(a) and except for the preferred share purchase rights (the “Company Rights”) issued pursuant to that certain Rights Plan, dated as of June 27, 2005, between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Company Rights Plan”), no capital stock of the Company or any of its Subsidiaries or any security convertible into, or exchangeable or exercisable for, such capital stock, is issued, reserved for issuance or outstanding. Except as described in Section 3.3(a) and except for the Company Rights, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no shareholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company or any Subsidiary of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, any of its Subsidiaries or any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company Charter, the Company Bylaws or any agreement to which the Company is a party or is otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.4 Authority Relative to this Agreement; Shareholder Approval.

(a) Subject only to the approval of the shareholders of the Company as described below, the Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). The Company Board has (i) unanimously determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the shareholders of the Company, (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) unanimously recommended that the shareholders of the Company adopt and approve this Agreement and the Merger (the “Company Voting Proposal”). A committee of disinterested directors of the Company Board (which are all of the non-employee directors) has unanimously approved the Merger and the other transactions contemplated hereby under the provisions of 302A.673 of the MBCA such that Section 302A.673 of the MBCA does not prohibit or place any moratorium on this Agreement, the Company Shareholder Voting Agreements, the Merger or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) Except for the approval of the Company Voting Proposal by the affirmative vote of the holders of a majority of the voting power of all shares of the Company Common Stock entitled to vote at a special meeting of the Company’s shareholders (the “Company Special Meeting”) convened to consider and vote upon the Company Voting Proposal (the “Requisite Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 3.5 No Conflict; Required Filings and Consents. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or violate the Company Charter or Company Bylaws or any Subsidiary Documents, (ii) in any material respect, conflict with or violate any Law applicable to the Company or its Subsidiaries or by which their respective properties are bound or affected, (iii) (A) result in any breach of or constitute a default under (or an event that with or without the giving of notice or lapse of time or both would become a default under), (B) impair or alter the rights and obligations (including monetary rights and obligations) of the Company or any third party under, (C) give to any third party any rights of termination, amendment, payment, acceleration or cancellation of or (D) result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound or affected or (iv) other than the Company Stock Options, give rise to or result in any Person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or its Subsidiaries or any of their respective assets or properties.

(b) The execution and delivery by the Company of this Agreement and any other instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement will not, require any clearance, consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any nation or government, any state, province or other political subdivision thereof or any multinational organization or body or other entity having or exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality), whether domestic or foreign (each, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign antitrust or competition Law, (iii) for the filing of the Joint Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Articles of Merger or other documents as required by the MBCA and (vi) such other clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications which, if not obtained or made, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are and have been in material compliance with, and are not in material default or violation of (and have not received any notice of material non-compliance, default or violation with respect to), any Law applicable to the Company or its Subsidiaries or by which any of the properties or assets of the Company or its Subsidiaries are bound or affected.

(b) Since January 1, 2003, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of U.S. Federal or state securities laws, a material breach of fiduciary duty or similar material violation by the Company, any of its Subsidiaries or any of their respective officers, director, employees or agents to any officer of the Company, the Company Board or any member or committee thereof.

(c) The Company and each of its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the Company’s knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall be terminated or cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements; Accounting Matters.

(a) The Company has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company since January 1, 2002 with the SEC (such documents, as supplemented and amended since the time of filing, together with the Form S-4 filed by Nanometrics on March 28, 2002, which includes the Company’s preliminary proxy statement, collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC between the date hereof and the Closing Date, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including any related notes and schedules) contained in the Company SEC Reports, including any Company SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects (or will fairly present in all material respects) the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its consolidated Subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, either individually or in the aggregate. The unaudited balance sheet and notes related thereto of the Company contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “Company Form 10-Q”) is referred to herein as the “Company Balance Sheet.”

(c) Neither the Company nor any of its Subsidiaries is a party to any securitization transaction or off-balance sheet arrangement (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act). To the Company’s knowledge, since January 1, 2002, KPMG LLP, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in the Company SEC Reports (including the related notes), is (i) “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The chief executive officer and chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of NASDAQ.

(e) Each of the consolidated financial statements (including any related notes and schedules) contained in the Company SEC Reports accurately reflects the revenues and costs relating to the Company Material Contracts.

(f) Since January 1, 2003, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, assertion or claim alleging that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f) and Rule 15a-15(f)).

Section 3.8 Disclosure Controls and Procedures; Internal Controls Over Financial Reporting. The Company has:

(a) designed and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow the Company’s chief executive officer and chief financial officer to make the certifications required under the Exchange Act with respect to such reports;

(b) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; the Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2004 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Company Form 10-K”);

(c) (i) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (ii) identified for the Company’s auditors any material weaknesses in internal controls; and

(d) provided to Parent true and correct copies of any of the foregoing disclosures to its auditors or the Audit Committee of the Company Board that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to Parent true and correct copies of any such disclosures that are made after the date hereof.

Section 3.9 Absence of Certain Changes or Events. From the date of the Company Balance Sheet through the date hereof, the Company has conducted its business in the ordinary course of business consistent with past practice and, since such date and through the date hereof, there has not occurred: (i) any Company Material Adverse Effect, (ii) any amendments to or changes in the Company Charter, Company Bylaws or Subsidiary Documents, (iii) any material damage to or destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance, (iv) any change by the Company in its accounting methods, principles or practices, (v) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (vi) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries, (vii) any recalls, field notifications or field corrections with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries or (viii) except as set forth in Section 3.9(viii) of the Company Disclosure Schedule, any other action or event that would have required the consent of Parent pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

Section 3.10 No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than any liabilities and obligations (i) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) incurred in connection with the transactions contemplated by this Agreement and (iii) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is not a party to, and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company’s consolidated financial statements.

Section 3.11 Absence of Litigation; Investigations. There are no material claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas (other than challenging or arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its properties or assets, (b) to the Company’s knowledge, threatened against the Company or any of its properties or assets or (c) whether filed or threatened, that have been settled or compromised by the Company within the three years prior to the date of this Agreement and at the time of such settlement or compromise were material, which claims, actions, suits, proceedings, investigations, inquiries or subpoenas referred to in clause (a) and (b) above would reasonably be expected to have a Company Material Adverse Effect. The Company is not subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been, nor are there currently pending, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.12 Agreements, Contracts and Commitments. For purposes of this Agreement, the term “Company Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of Subsidiary of the Company is a party or by which it or its properties or assets are bound, and which:

(i) (A) has a remaining term of more than one year from the date hereof, (B) cannot be unilaterally terminated by it at any time, without material penalty, within thirty (30) days of providing notice of termination and (C) involves the payment or receipt of money in excess of $100,000 per year;

(ii) involves the payment or receipt of money in excess of $250,000 in any year;

(iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other Person, engage in any line of business or compete with any Person or operate at any location;

(iv) was entered into with any of its officers, directors or employees;

(v) is a service, operating or management agreement or arrangement with respect to any of its assets or properties (whether leased or owned), other than those that are terminable by it on no more than thirty (30) days’ notice without liability or financial obligation to it;

(vi) is a dealer, distributor, joint marketing or development contract under which it has continuing material obligations to jointly market any product, technology or service and which may not be terminated without penalty upon notice of ninety (90) days or less, or any contract pursuant to which it has continuing material obligations to jointly develop any Intellectual Property that it will not own, in whole or in part;

(vii) includes any indemnification, guaranty or warranty obligations, other than contracts entered into in the ordinary course of its business;

(viii) is a mortgage, indenture, guaranty, loan or credit agreement, security agreement or other agreement or instrument relating to indebtedness for borrowed money or the extension of credit;

(ix) is a settlement agreement pursuant to which it has ongoing obligations;

(x) is a Company Real Property Lease; or

(xi) is an agreement to enter into any of the foregoing.

(b) All of the Company Material Contracts that are required to be described in the Company SEC Reports (or to be filed as exhibits thereto) are so described or filed and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

(c) Section 3.12(a) of the Company Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Parent of, all Company Material Contracts in effect as of the date hereof other than the Company Material Contracts which are listed as an exhibit to the Company Form 10-K or the Company Form 10-Q or as otherwise set forth on Section 3.12(a) of the Company Disclosure Schedule.

(d) (i) There has been no breach or violation of, or default by the Company or any of its Subsidiaries under, any of the Company Material Contracts, except for such breaches, violations and defaults which have been waived in writing and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with or without the giving of notice, the lapse of time or both, would constitute a breach, violation or default under, give rise to a right of termination, modification, cancellation, foreclosure, prepayment or acceleration under or result in the imposition of a Lien pursuant to, any of the Company Material Contracts, which breach, violation or default referred to in clauses (i) or (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (each, a “Company Employee Plan” and collectively, the “Company Employee Plans”).

(b) With respect to each Company Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all Personnel, payroll and employment manuals and policies and (vii) the most recent financial statements for each Company Employee Plan that is funded.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and materially in accordance with its terms and each of the Company and its ERISA

Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the U.S. Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the Company’s knowledge, there exists no condition or set of circumstances in connection with which the Company, Parent or any of their respective Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, no Company Employee Plan (other than the Company Stock Plans) has assets that include securities issued by the Company or any its ERISA Affiliates.

(f) All of the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Company’s knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to the Company. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g) None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has ever (i) maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by applicable Law, each Company Employee Plan (other than the Company Stock Plans or an employment, severance, change in control or similar agreement with an individual) may be unilaterally amended or terminated by the Company or one or more of its Subsidiaries party thereto or covered thereby at any time without material liability to the Company as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any Person following retirement or other termination of employment. Section 3.13(i) of the Company Disclosure Schedule lists each Company Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA) and normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) and the present value of benefits accrued under each such Company Employee Plan are fully funded, fully covered by insurance or reflected on the Company Balance Sheet in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Company’s knowledge, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course. No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) To the Company’s knowledge, each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Employee Plan maintained or covering employees outside the United States: (i) such Company Employee Plan is in material compliance with all applicable Laws of each applicable jurisdiction, (ii) there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Company’s knowledge, threatened, with respect to such Company Employee Plan, other than claims for benefits in the ordinary course, (iii) all liabilities with respect to such Company Employee Plan are set forth on a consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP and (iv) no such Company Employee Plan is, or within the last two calendar years has been, the subject of, or has received notice that it is the subject of, an examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any liability. Section 3.13(l) of the Company Disclosure Schedule lists each country in which the Company or any of its Subsidiaries or affiliates has operations and the number of employees in each such country.

(m) Section 3.13(m) of the Company Disclosure Schedule sets forth a true, complete and correct list of: (i) all employment agreements with employees of the Company or any of its Subsidiaries (other than at-will offer letters that are consistent with the Company’s general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits), (ii) all employees or former employees of the Company who have executed a non competition agreement with the Company, (iii) all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by Law and (iv) all plans, programs, agreements and other arrangements of the Company pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been made available to Parent.

(n) All contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Time have been or will be timely made and/or are reflected on the Company Balance Sheet. There are no pending, threatened or reasonably anticipated claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(o) Except as set forth in Section 3.13(o) of the Company Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, or any other payment from the Company or (ii) accelerate the time of payment or vesting, cause a lapse of repurchase rights or increase the amount of compensation due any such employee or officer. There is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code (determined without regard to Section 280G(b)(4) of the Code) as a result of the Merger or 162(m) of the Code.

Section 3.14 Labor Matters. The Company is in compliance in all material respects with all applicable Laws governing employment and employment practices, including, without limitation, all Laws governing terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(b) There are no Personnel manuals or handbooks applicable to employees of the Company, other than those set forth in Section 3.14(b) of the Company Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to Parent.

(c) There are no actions, suits, claims, grievances, investigations, or other proceedings pending or, to the Company’s knowledge, threatened, between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any of the Company’s or such Subsidiary’s current or former officers, directors, employees, consultants or independent contractors, any applicant for employment or any Governmental Entity, on the other hand, which actions, suits, claims, grievances, investigations or other proceedings have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have good labor relations with their respective employees, and none of the Company, any of its Subsidiaries or any of their respective employees, agents or representatives have committed any “unfair labor practice,” as defined in the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to (and none of the properties or assets of the Company or any of its Subsidiaries is bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any of its Subsidiaries, and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with the Company or such Subsidiary.

(e) To the Company’s knowledge, there are no current labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries, no labor union, labor organization, trade union, works council or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries.

(f) To the Company’s knowledge, no employee of the Company or any Subsidiary of the Company is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted by the Company or such Subsidiary or relating to the use of trade secrets or proprietary information of others. As of the date of this Agreement, no (i) key employee of the Company or any Subsidiary of the Company has given notice to the Company or such Subsidiary that such key employee intends to terminate his or her employment with the Company or such Subsidiary or (ii) group of key employees has given notice that any of such key employees intends to terminate his or her employment with the Company or such Subsidiary.

(g) The Company and each of its Subsidiaries is and has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local Law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. Section 3.14(g) of the Company Disclosure Schedule contains a true and complete list of the number of individuals at each site of employment or facility who suffered an “employment loss” (as defined in the WARN Act) of the Company during the 90-day period prior to the date of this Agreement. Section 3.14(g) of the Company Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(h) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of its Subsidiaries is a party.

Section 3.15 Properties and Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All Company Real Property (as defined below) and all assets reflected in the Company Balance Sheet are free and clear of all Liens, except for (i) Liens reflected on the Company Balance Sheet, which Liens do not materially impair the use, value or operation of the property or assets subject thereto, (ii) Liens for current taxes not yet due and payable and (iii) any other Liens that do not materially impair the use, value or operation of the property or assets subject thereto.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises (the “Company Real Property”). The Company Real Property includes all of the real property used in connection with, held for use in connection with, or necessary for the operation of the businesses of the Company. True and complete copies of all material real property leases, licenses or other occupancy agreements to which the Company is a party (collectively, the “Company Real Property Leases”) have been delivered to or made available to Parent prior to the date hereof

(c) All of the Company Real Property Leases are in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies). There is no existing material default by the Company under any of the Company Real Property Leases, except for the defaults set forth in Section 3.15(c) of the Company Disclosure Schedule, each of which has been waived in writing, (iii) no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a default of any of the Company Real Property Leases. To the Company’s knowledge, there are no defaults of any material obligations of any party other than the Company under any Company Real Property Lease.

Section 3.16 Taxes.

(a) The Company and its Subsidiaries have filed with the appropriate taxing authorities all material Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by the Company and its Subsidiaries have been timely paid (other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP). There are no Liens relating, or attributable to, Taxes on any assets of the Company or any of its Subsidiaries, other than liens relating to Taxes not yet due and payable. Neither the Company nor any Subsidiary of the Company has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company Balance Sheet are adequate to cover all Taxes of the Company and its Subsidiaries accruable through the date thereof (including Taxes being contested) in accordance with GAAP. All liabilities for Taxes of the Company and its Subsidiaries attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent with the Company’s past custom and practice.

(b) Each of the Company and its Subsidiaries has timely paid or withheld, with respect to itself, its employees, independent contractors, stockholders, creditors or other third parties all Taxes required to be paid or withheld (and have timely paid over any withheld amounts to the appropriate Taxing authority). Neither the Company nor any Subsidiary of the Company has received any notice of any Tax deficiency outstanding, proposed or assessed against the Company or any such Subsidiary. No audit or other examination of any Tax Return or Taxes of the Company or any Subsidiary of the Company is presently in progress, and neither the Company nor any Subsidiary of the Company has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return or Taxes of the Company or any Subsidiary of the Company.

(c) Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements with any Person other than, in the case of the Company, any of its Subsidiaries, or in the case of any Subsidiary of the Company, the Company or any other Subsidiary of the Company. Except for the group of which the Company and its Subsidiaries are now currently members, none of the Company or its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Except with respect to the group referred to in the preceding sentence, neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise. Neither the Company nor any Subsidiary of the Company has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(d) The Company has made available to Parent complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to the taxable years ended December 31, 2003, 2002 and 2001.

(e) Neither the Company nor any Subsidiary of the Company has agreed, nor is the Company or any Subsidiary of the Company required, to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

(f) The Company is not, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) Neither the Company nor any Subsidiary of the Company has engaged in, or has any commitment to engage in, any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).

(i) Neither the Company nor any Subsidiary of the Company has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Company’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j) Except as may be disclosed in the Company’s Tax Returns, there is no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269 or 382 of the Code and the Treasury Regulations thereunder as of the day prior to the Effective Time.

Section 3.17 Environmental Matters.

(a) The Company and each of its Subsidiaries are, and at all times during the previous three years have been, in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including, without limitation, Laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental

Concern”), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, recycling, transport, management or handling of Materials of Environmental Concern or any product containing Materials of Environmental Concern, or the preservation of the environment, the mitigation of adverse effects thereon or exposure of any Person to Materials of Environmental Concern (collectively, “Environmental Laws”), and including, but not limited to, compliance with any Company Permits or other governmental authorizations or the terms and conditions thereof and compliance with any Laws respecting the sale, distribution or labeling of products pursuant to Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has received any written notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws for which the Company or such Subsidiary it is responsible, except for any such matters that have been substantially resolved without material outstanding obligations owed by or to the Company or any of its Subsidiaries.

(c) There is no writ, injunction, decree or order outstanding, and there is no pending or, to the knowledge of the Company, threatened, claim, action, investigation or notice by any Person alleging potential liability on the part of the Company or any of its Subsidiaries for investigatory, cleanup or governmental response costs, natural resources or property damages or personal injuries, attorney’s fees or penalties relating to (i) the presence or release into the environment of any Materials of Environmental Concern at any location owned or operated by Company or any of its Subsidiaries, now or in the past, or otherwise caused by the Company or such Subsidiary or by the actions of any other party for which the Company or such Subsidiary would be liable by contract or pursuant to Environmental Laws or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Company Environmental Claims”), except where such Company Environmental Claims would not have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Reports.

(d) There are no past or present facts or circumstances that could reasonably be expected to form the basis of any Company Environmental Claim against the Company, any of its Subsidiaries or any Person whose liability for any Company Environmental Claim the Company has retained or assumed (either contractually or by operation of Law), except where such Company Environmental Claim, if made, would not have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Reports.

(e) The Company has made available to Parent all material assessments, reports, data, results of investigations and audits that are in the Company’s possession which relate to the business of the Company and its Subsidiaries and their respective compliance (or non-compliance) with any Environmental Laws.

Section 3.18 Intellectual Property.

(a) For purposes of this Agreement, the term “Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(b) Section 3.18(a) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Company Registered Intellectual Property. All right, title and interest in and to the Company Registered Intellectual Property is owned solely by the Company, free and clear of all Liens (other than Permitted Liens). During the two years preceding the date hereof, the Company has not disposed of any Company Registered Intellectual Property.

(c) The Company Registered Intellectual Property is subsisting and has not expired or been cancelled or abandoned.

(d) There is no pending or, to the Company’s knowledge, threatened, and at no time within the three years prior to the date of this Agreement has there been pending, any material lawsuit, arbitration or other adversarial proceeding before any Governmental Entity in any jurisdiction alleging that any activities or conduct of the business of the Company or any of its Subsidiaries infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the ownership, validity, enforceability or registrability of any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from suits, actions or similar legal proceedings which (i) restrict the rights of the Company or any of its Subsidiaries to use any Intellectual Property owned by and material to the business of the Company or such Subsidiary as currently conducted, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by and used in the business of the Company or any of its Subsidiaries as currently conducted.

(f) The conduct of the business of the Company and its Subsidiaries as currently conducted does not, to the Company’s knowledge, infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights owned by any third party.

(g) The Company has taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company or any of its Subsidiaries as currently conducted, taking into consideration the type of Intellectual Property being protected and the customary practice in the industry.

(h) Except as set forth in Section 3.18(h) of the Company Disclosure Schedule, to the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company or such Subsidiary as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company which remain unresolved.

(i) The Company has not (i) disclosed to any third Person any material confidential source code for any product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries except pursuant to an appropriate non-disclosure agreement (each such product, a “Company Proprietary Product”), or (ii) made any such source code subject to any open source license, nor is the Company or any of its Subsidiaries obligated to make the source code for such Company Proprietary Product generally available.

(j) Except as set forth in Section 3.18(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to pay to any third party any royalties or other fees in excess of $100,000 in the aggregate in respect of calendar year 2005 or any annual period thereafter for the use of Intellectual Property and no obligation to pay such royalties or other fees in excess of $250,000 in the aggregate will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(k) Neither the Company nor any of its Subsidiaries is in violation of any license, sublicense, agreement or instrument to which the Company or any of its Subsidiaries is party or otherwise bound under which the Company or any of its Subsidiaries derives rights to Intellectual Property that is material to the business of the Company or any of its Subsidiaries as currently conducted, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company or any of its Subsidiaries as currently conducted, nor, to the Company’s knowledge, require the consent of any Governmental Entity or third party with respect to any such Intellectual Property.

(l) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(m) The information technology systems (including, without limitation, all computer hardware, software, firmware and telecommunications systems) owned, licensed, leased or otherwise held for use by the Company that are material to the conduct of the Company’s business as currently conducted operate in material conformance with their applicable specifications or documentation for such systems and generally perform reliably. The Company has taken reasonable steps to provide for archival, back-up, recovery and restoration of critical business data in a manner that is customary in the industry.

Section 3.19 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries has been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be otherwise adversely affect) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.20 Interested Party Transactions. Since December 31, 2004, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

Section 3.21 Brokers. No broker, finder or investment banker (other than Needham & Company, Inc., the Company’s financial advisor, whose fees and expenses will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Needham & Company, Inc. pursuant to which Needham & Company, Inc. would be entitled to any such payment.

Section 3.22 Opinion of Financial Advisor of the Company. Needham & Company, Inc., has delivered to the Company its opinion, dated the date of this Agreement, that as of such date, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company. The Company has provided a true, complete and correct copy of such opinion to Parent. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

Section 3.23 Anti-Takeover Statute Not Applicable; Rights Plan Not Applicable.

(a) Except for Section 302A.673 of the MBCA (which shall not prohibit or place any moratorium on the transactions contemplated by this Agreement), no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Minnesota or other applicable Law (each, a “Takeover Statute”) is applicable to the Company’s consummation of the Merger or the other transactions contemplated by this Agreement or the Company Shareholder Voting Agreements.

(b) None of Parent, Merger Sub or any of their respective Affiliates shall be deemed to be an “Acquiring Person” (as such term is defined in the Company Rights Plan) as a result, directly or indirectly, of the (i) approval, execution, delivery or performance of this Agreement, (ii) consummation of the Merger or any other transactions contemplated by this Agreement or (iii) public announcement of any of the foregoing.

Section 3.24 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials, employees, political parties or campaigns, (c) made any other unlawful payment or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

Section 3.25 Customers and Suppliers.

(a) Set forth in Section 3.25(a) of the Company Disclosure Schedule is a list of the ten largest customers of the Company and its Subsidiaries, taken as a whole, based on the dollar value of materials or products purchased by such customers from the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2004. Since December 31, 2004, there has not been, nor as a result of the transactions contemplated hereby is there anticipated to be, any adverse change in relations or purchase arrangements with, any of these major customers, except for any changes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, none of these major customers is or is about to become (i) insolvent or (ii) subject to any voluntary or involuntary bankruptcy or similar proceedings.

(b) Set forth in Section 3.25(b) of the Company Disclosure Schedule is a list of the ten largest suppliers of the Company and its Subsidiaries, taken as a whole, based on the dollar value of materials or products purchased by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2004. Since December 31, 2004, there has not been, nor as a result of the transactions contemplated hereby is there anticipated to be, any adverse change in relations or supply arrangements with, any of these major suppliers, except for any changes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, none of these major suppliers is or is about to become (i) insolvent or (ii) subject to any voluntary or involuntary bankruptcy or similar proceedings.

Section 3.26 Product Liability, Warranty and Recall.

(a) Section 3.26(a) of the Company Disclosure Schedule sets forth a list of all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, in each case since January 1, 2002, and the dates, if any, that such recalls, field notifications, field corrections and safety alerts were resolved or closed.

(b) Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written claims for product liability or breach of warranty related to a particular product in excess of $500,000, either individually or in the aggregate, nor has the Company or any of its Subsidiaries received any written notice of any material product defect, given written notice to any customer of any defect or deficiency with respect to any products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing Date. Neither the Company nor any of its Subsidiaries has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of its Subsidiaries, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date, except for any acts, omissions or occurrences that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.27 Termination of the Nanometrics Merger Agreement and the Nanometrics Voting Agreements; Certain Other Matters.

(a) The Nanometrics Merger Agreement and the Nanometrics Voting Agreements were each terminated in accordance with the terms thereof. In connection with such termination, the Company has paid to Nanometrics, in accordance with Section 9.3 of the Nanometrics Merger Agreement, not more than $10,900,000, in full satisfaction of all amounts owed by the Company under the Nanometrics Merger Agreement to any party thereto. The Company has complied with all of the provisions of Section 7.2 of the Nanometrics Merger Agreement and has no further liability under the Nanometrics Merger Agreement to any party thereto (other than its executory obligations under Section 7.1(e) and Section 7.7 of the Nanometrics Merger Agreement). Prior to termination of the Nanometrics Merger Agreement, the Company had complied with its obligations under Section 7.1(e) and Section 7.7 thereof.

(b) Since January 21, 2005, neither the Company nor any of its Subsidiaries has (i) entered into any confidentiality or standstill agreement with any third party (other than Parent) with respect to an Acquisition Proposal (as defined in Section 9.3(a)) or (ii) released any third party from, or waived any provisions of, any confidentiality or standstill agreement to which it is a party with respect to any Acquisition Proposal.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as set forth in the written disclosure schedule prepared by Parent which is dated as of the date hereof and has been delivered by Parent to the Company in connection herewith (the “Parent Disclosure Schedule”) or (ii) as otherwise disclosed in any Parent SEC Report (as defined below) filed with the SEC on or after January 1, 2004 (other than in any risk factors or forward looking statements contained therein, which shall not qualify, modify or otherwise affect the representations and warranties set forth in this ARTICLE IV, Parent represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Merger Sub. Parent and each of its Subsidiaries (including Merger Sub) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries (including Merger Sub) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. A true, complete and correct list of all of Parent’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by Parent or another Subsidiary or affiliate of Parent, is set forth in Section 4.1 of the Parent Disclosure Schedule. Parent owns all of the outstanding shares of capital stock of each of its Subsidiaries.

Except for obligations or liabilities incurred in connection with their incorporation and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in any other Person, excluding securities in any publicly traded company held for investment by Parent and comprising less than one percent of the outstanding stock of such company.

Section 4.2 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a true, complete and correct copy of its certificate of incorporation, as amended to date (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), and has furnished to the Company true, complete and correct copies of the articles of incorporation and bylaws of Merger Sub, as amended to date (the “Merger Sub Charter Documents”). The Parent Charter, the Merger Sub Charter Documents and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of Parent’s Subsidiaries (the “Parent Sub Documents”) are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter or Parent Bylaws, and none of Parent’s Subsidiaries is in violation of its respective Parent Sub Documents.

Section 4.3 Capitalization; Ownership of Company Common Stock

(a) The authorized capital stock of Parent consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of May 31, 2005, (i) 16,911,033 shares of Parent Common Stock were issued and outstanding; (ii) 17,283 shares of Parent Common Stock were available for issuance pursuant to Parent’s Amended 1996 Non-Qualified Stock Option Plan (the “1996 Parent Plan”); (iii) 3,386,259 shares of Parent Common Stock were available for issuance pursuant to Parent’s 1999 Stock Plan (the “1999 Parent Plan”) and (iv) 1,461,466 shares of Parent Common Stock were available for issuance pursuant to Parent’s Employee Stock Purchase Plan (the “Parent ESPP”). The 1996 Parent Plan, and the 1999 Parent Plan, are collectively referred to herein as the “Parent Stock Plans.” Between March 31, 2005 and the date of this Agreement, Parent has not issued any securities (including derivative securities), except for shares of Parent Common Stock issued upon exercise of stock options under the Parent Stock Plans or pursuant to the terms of the Parent ESPP.

(b) As of May 31, 2005 2,729,729 options to acquire shares of Parent Common Stock (each, a “Parent Stock Option” and collectively, the “Parent Stock Options”) under the Parent Stock Plans or under any other equity incentive plan or arrangement of Parent, were outstanding. No Parent Stock Options shall become exercisable solely as a result of the transactions contemplated by this Agreement. Parent has made available to the Company true, complete and correct copies of all Parent Stock Plans and the forms of all stock option agreements evidencing outstanding Parent Stock Options.

(c) Except as described in Section 4.3(a) and except for the Parent Rights, no capital stock of the Parent or any security convertible into, or exchangeable or exercisable for, such capital stock is issued, reserved for issuance or outstanding as of the date of this Agreement.

Except as described in Section 4.3(a) and except for the Parent Rights, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Parent is a party, or by which Parent is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no shareholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party, or by which it or they are bound, obligating Parent or any of its Subsidiaries with respect to any shares of capital stock of Parent or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Parent), of Parent or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Parent, any of its Subsidiaries or any other Person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other similar agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party, or by which it or they are bound, obligating Parent or any of its Subsidiaries with respect to any shares of Parent Common Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of Parent’s capital stock are, all shares of Parent Common Stock reserved for issuance as specified above will be (upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable), and all shares of Parent Common Stock to be issued in the Merger have been or will be (when issued in accordance with this Agreement), duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DCGL, the Parent Charter, the Parent Bylaws or any agreement, arrangement or understanding to which Parent is a party or is otherwise bound. None of the outstanding shares of the Parent Common Stock have been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent or a Subsidiary of Parent free and clear of all Liens. The Parent Common Stock to be issued in the Merger, when issued in accordance with this Agreement, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “Blue Sky” Laws.

(e) The Parent Common Stock constitutes the only class of securities of Parent or its Subsidiaries registered or required to be registered under the Exchange Act.

(f) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Parent.

(g) All of the issued and outstanding capital stock of Merger Sub is, and immediately preceding the Effective Time will be, owned by Parent.

(h) Other than 100 shares of the Company Common Stock, neither Parent nor any Subsidiary of Parent owns any shares of the Company’s capital stock.

Section 4.4 Authority Relative to this Agreement; Stockholder Approval.

(a) Subject only to the approval of the stockholders of Parent as described below, Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub. The Parent Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Parent, (ii) unanimously approved this Agreement and the Merger and (iii) unanimously recommended that the stockholders of Parent approve the Merger and the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Voting Proposal”). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) Except for the approval (the “Requisite Parent Stockholder Approval”) of the Parent Voting Proposal by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Parent Common Stock present (in person or by proxy) and entitled to vote at a special meeting of Parent’s stockholders (the “Parent Special Meeting” and, together with the Company Special Meeting, the “Special Meetings”) and the approval of the Merger by Parent, in its capacity as sole shareholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 4.5 No Conflict, Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not and the performance by Parent and Merger Sub of their respective agreements and obligations under this Agreement will not, (i) conflict with or violate the Parent Charter, the Parent Bylaws, the Merger Sub Charter Documents or any Parent Sub Documents, (ii) in any material respect, conflict with or violate any Law applicable to Parent or Merger Sub or any Law by which Parent’s properties are bound or affected, (iii) except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) result in any breach of or constitute a default under (or an event that with or without the giving of notice or lapse of time or both would become a default under), (B) impair or alter the rights or obligations (including monetary obligations) of Parent or any third party under, (C) give to any third party any rights of termination, amendment, payment, acceleration or cancellation of (D) result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties is bound or affected or (iv) other than options under the Parent Stock Plans, give rise to or result in any Person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Parent or any of its assets or properties.

(b) The execution and delivery by Parent and Merger Sub of this Agreement and any other instrument required hereby to be executed and delivered at the Closing will not, and the performance of the respective agreements of, and obligations under, this Agreement by Parent and Merger Sub will not, require any clearance, consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, (iii) the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the SEC in accordance with the Securities Act, and the filing of the Joint Proxy Statement/Prospectus with the SEC under the Exchange Act, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) for the filing of the Articles of Merger or other documents as required by the MBCA and (vi) such other clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications which, if not obtained or made, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Compliance; Permits.

(a) Parent is and has been in material compliance with and is not in material default or violation of (and has not received any notice of material non-compliance, default or violation with respect to) any Law applicable to it or by which any of its properties are bound or affected.

(b) Since January 1, 2003, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of U.S. Federal or state securities laws, a material breach of fiduciary duty or similar material violation by Parent, any of its Subsidiaries or any of their respective officers, director, employees or agents to any officer of Parent, the Parent Board or any member or committee thereof.

(c) Parent holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of its business as currently conducted (collectively, the “Parent Permits”). The Parent Permits are in full force and effect, have not been violated in any material respect and no suspension, revocation or cancellation thereof has, to Parent’s knowledge, been threatened, and to Parent’s knowledge there is no action, proceeding or investigation pending or threatened, seeking the suspension, revocation or cancellation of any Parent Permits. No Parent Permit shall be terminated or cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Parent since January 1, 2002 with the SEC (collectively, the “Parent SEC Reports”). The Parent SEC Reports, including all forms, reports and documents filed by Parent with the SEC between the date hereof and the Closing Date, (i) were and, in the case of Parent SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by Parent with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is required to file any forms, report, schedules or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Parent SEC Reports, including any Parent SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects (or will fairly present in all material respects) the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of Parent and its consolidated Subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, either individually or in the aggregate. The unaudited balance sheet and notes related thereto of Parent contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “Parent Form 10-Q”) is referred to herein as the “Parent Balance Sheet.”

(c) Neither Parent nor any of its Subsidiaries is a party to any securitization transaction or off-balance sheet arrangement (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act). To Parent’s knowledge, since January 1, 2002, PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements of Parent and its Subsidiaries included in the Parent SEC Reports (including the related notes), is (i) “independent” with respect to Parent and its Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The chief executive officer and chief financial officer of Parent have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Parent is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of the NASDAQ.

(e) Each of the consolidated financial statements (including any related notes and schedules) contained in the Parent SEC Reports accurately reflects the revenues and costs relating to the parent Material Contracts.

(f) Since January 1, 2003, neither Parent nor any of its Subsidiaries nor, to the Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any written complaint, assertion or claim alleging that Parent or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal controls over financial reporting.

Section 4.8 Disclosure Controls and Procedures; Internal Controls Over Financial Reporting. Parent has:

(a) designed and maintains a system of disclosure controls and procedures to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to allow Parent’s chief executive officer and chief financial officer to make the certifications required under the Exchange Act with respect to such reports;

(b) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; Parent’s management, with the participation of Parent’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2004 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that such internal controls were effective using the framework specified in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Parent Form 10-K”);

(c) (i) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (ii) identified for Parent’s auditors any material weaknesses in internal controls; and

(d) provided to the Company true and correct copies of any of the foregoing disclosures to its auditors or the Audit Committee of the Parent Board (the “Parent Audit Committee”) that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to the Company true and correct copies of any such disclosures that are made after the date hereof.

Section 4.9 Absence of Certain Changes or Events. From the date of the Parent Balance Sheet, Parent has conducted its business in the ordinary course of business consistent with past practice and, since such date and through the date hereof, there has not occurred any: (a) Parent Material Adverse Effect, (b) amendments to or changes in the Parent Charter or Parent Bylaws, (c) material damage to, destruction or loss of any asset of Parent (whether or not covered by insurance), (d) change by Parent in its accounting methods, principles or practices, (e) revaluation by Parent of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (f) sale of a material amount of assets (tangible or intangible) of Parent, (g) recalls, field notifications or field corrections with respect to products manufactured by or on behalf of Parent or (h) other action or event that would have required the consent of the Company pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

Section 4.10 No Undisclosed Liabilities.

(a) Except as reflected in the Parent Balance Sheet, Parent has no liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto, other than any liabilities or obligations (i) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice, (ii) incurred in connection with the transactions contemplated by this Agreement and (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent is not a party to and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Parent in the Parent’s consolidated financial statements.

Section 4.11 Absence of Litigation; Investigations. There are no material claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas (other than challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Parent or any of its properties or assets, (b) to Parent’s knowledge, threatened against Parent, or any of its properties or assets or

(c) whether filed or threatened, that have been settled or compromised by Parent within three years prior to the date of this Agreement and at the time of such settlement or compromise were material, which claims, actions, suits, proceedings investigations, inquiries or subpoenas referred to in clause (a) and (b) above would reasonably be expected to have a Parent Material Adverse Effect. Parent is not subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material to Parent or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been, nor are there currently pending, any internal investigations or inquiries being conducted by Parent, the Parent Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.12 Agreements, Contracts and Commitments. For purposes of this Agreement, the term “Parent Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its assets is bound, and which:

(i) (A) has a remaining term of more than one year from the date hereof, (B) cannot be unilaterally terminated by Parent at any time, without material penalty, within thirty (30) days of providing notice of termination and (C) involves the payment or receipt of money in excess of $100,000 per year;

(ii) involves the payment or receipt of money in excess of $250,000 in any year;

(iii) contains covenants limiting the freedom of Parent to sell any products or services of or to any other Person, engage in any line of business, compete with any Person or operate at any location;

(iv) was entered into with any of its officer, directors or employees;

(v) is a service, operating or management agreement or arrangement with respect to any of Parent’s assets or properties (whether leased or owned), other than those that are terminable by Parent on no more than thirty (30) days’ notice without liability or financial obligation to Parent;

(vi) is a dealer, distributor, joint marketing or development contract under which it has continuing material obligations to jointly market any product, technology or service and which may not be terminated without penalty upon notice of ninety (90) days or less, or any contract pursuant to which Parent has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Parent;

(vii) includes any indemnification, guaranty or warranty obligations, other than contracts entered into in the ordinary course of its business;

(viii) is a mortgage, indenture, guaranty, loan or credit agreement, security agreement or other agreement or instrument relating to indebtedness for borrowed money or the extension of credit;

(ix) is a settlement agreement pursuant to which Parent has ongoing obligations;

(x) is a Parent Real Property Lease; or

(xi) is an agreement to enter into any of the foregoing.

(b) All of the Parent Material Contracts that are required to be described in the Parent SEC Reports (or to be filed as exhibits thereto) are so described or filed and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

(c) (i) There has been no breach or violation of, or default by Parent or any of its Subsidiaries under, any of the Parent Material Contracts, except for such breaches, violations and defaults which have been waived and (ii) no event has occurred with respect to Parent or any of its Subsidiaries which, with or without the giving of notice, the lapse of time or both, would constitute a breach, violation or default under, or give rise to a right of termination, modification, cancellation, foreclosure, prepayment or acceleration under, or result in the imposition of a Lien pursuant to, any of the Parent Material Contracts, which breach, violation or default referred to in clauses (i) or (ii) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Section 4.12(d) of the Parent Disclosure Schedule contains a complete and accurate list, and true and complete copies have been delivered or made available to the Company, of all Parent Material Contracts in effect as of the date hereof other than the Parent Material Contracts which are listed as an exhibit to the Parent Form 10-K or the Parent Form 10-Q or as otherwise set forth on Section 4.12(d) of the Parent Disclosure Schedule.

Section 4.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 4.13(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates or to which Parent, any of its Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits for the benefit of employees located in the United States (collectively, the “Parent Employee Plans”).

(b) With respect to each Parent Employee Plan, Parent has made available to the Company complete and accurate copies of (i) such Parent Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under

Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all Personnel, payroll and employment manuals and policies and (vii) the most recent financial statements for each Parent Employee Plan that is funded.

(c) Each Parent Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and materially in accordance with its terms and each of Parent, its Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Parent Employee Plan and have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Parent Employee Plan required to have been submitted to the Internal Revenue Service or to the U.S. Department of Labor have been timely submitted. With respect to the Parent Employee Plans, no event has occurred, and, to Parent’s knowledge, there exists no condition or set of circumstances in connection with which Parent, its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Parent Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Parent. The assets of each Parent Employee Plan which is funded are reported at their fair market value on the books and records of such Parent Employee Plan.

(e) No Parent Employee Plan has assets that include securities issued by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

(f) All of the Parent Employee Plans that are Qualified Plans have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Parent Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Parent has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To Parent’s knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Parent Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to Parent. Each Parent Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has ever (i) maintained a Parent Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA. No Parent Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by applicable Law, each Parent Employee Plan (other than the Parent Stock Plans or an employment, severance, change in control or similar agreement with an individual) may be unilaterally amended or terminated by Parent or one or more of its Subsidiaries party thereto or covered thereby at any time without material liability to Parent or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Parent Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Parent’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any Person following retirement or other termination of employment. Section 4.13(i) of the Parent Disclosure Schedule lists each Parent Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA) and normal claims for benefits under Parent’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) and the present value of benefits accrued under each such Parent Employee Plan are fully funded, fully covered by insurance or reflected on the Parent Balance Sheet in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Parent’s knowledge, threatened, with respect to any Parent Employee Plan, other than claims for benefits in the ordinary course. No Parent Employee Plan is, or within the last two calendar years has been, the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) To Parent’s knowledge, each individual who has received compensation for the performance of services on behalf of Parent, any of its Subsidiaries or their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to each Parent Employee Plan that covers employees outside the United States (i) such Parent Employee Plan is in compliance with all applicable Laws of each applicable jurisdiction, (ii) there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Parent’s knowledge, threatened, with respect to such Parent Employee Plan, other than claims for benefits in the ordinary course, (iii) all liabilities with respect to such Parent Employee Plan are set forth on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto in accordance with GAAP and (iv) no such Parent Employee Plan is, or within the last two calendar years has been, the subject of, or has received notice that it is the subject of, an examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any liability. Section 4.13(l) of the Parent Disclosure Schedule lists each country in which Parent or any of its Subsidiaries or affiliates has operations and the number of employees in each such country.

(m) Section 4.13(m) of the Parent Disclosure Schedule sets forth a true, complete and correct list of: (i) all employment agreements with employees of Parent or any of its Subsidiaries (other than at-will offer letters that are consistent with Parent’s general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits), (ii) all employees or former employees of Parent who have executed a non competition agreement with Parent, (iii) all severance agreements, programs and policies of Parent or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law and (iv) all plans, programs, agreements and other arrangements of Parent or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Parent is a party have been made available to Company.

(n) All contributions required to be made with respect to any Parent Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Parent Balance Sheet. There are no pending, threatened or reasonably anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Parent Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(o) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Parent or any of its Subsidiaries to severance pay, or any other payment from Parent or any of its Subsidiaries or (ii) accelerate the time of payment or vesting, cause a lapse of repurchase rights or increase the amount of compensation due any such employee or officer. There is no Parent Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) as a result of the Merger or 162(m) of the Code.

Section 4.14 Labor Matters.

(a) Parent is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(b) There are no personnel manuals or handbooks applicable to employees of Parent, other than those set forth in Section 4.14(b) of the Parent Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to the Company.

(c) There are no actions, suits, claims, grievances, investigations, or other proceedings pending or, to Parent’s knowledge, threatened, between (i) Parent (and/or any of its current or former officers, directors, employees, or representatives, in their capacities as such), on the one hand, and (ii) any of Parent’s current or former employees, consultants or independent contractors, any applicant for employment or any Governmental Entity, on the other hand, which actions, suits, claims, grievances, investigations or other proceedings have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent has good labor relations, and Parent and its employees, agents or representatives have not committed any unfair labor practice as defined in the National Labor Relations Act. Parent is not a party to, bound by or subject to (and none of Parent’s properties or assets is bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council. There are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any of the employees of Parent, and no employees of Parent are represented by any labor union, labor organization, trade union or works council with respect to their employment with Parent.

(e) To Parent’s knowledge, there are no current labor union organizing activities with respect to any employees of Parent, no labor union, labor organization, trade union, works council, or group of employees of Parent has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Parent’s knowledge, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts or threats thereof against or affecting Parent.

(f) To Parent’s knowledge, no employee of Parent is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent because of the nature of the business conducted by Parent or relating to the use of trade secrets or proprietary information of others. As of the date of this Agreement, no (i) key employee has given notice to Parent that such key employee intends to terminate his or her employment with Parent or (ii) group of key employees has given notice to Parent that any of such key employees intends to terminate his or her employment with Parent.

(g) Parent is and has been in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local Law relating to plant closings and layoffs. Parent is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. Section 4.14(g) of the Parent Disclosure Schedule contains a true and complete list of the number of individuals at each site of employment or facility who suffered an “employment loss” (as defined in the WARN Act) of the Company during the 90-day period prior to the date of this Agreement. Section 4.14(g) of the Parent Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(h) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Parent is a party.

Section 4.15 Properties; Encumbrances.

(a) Parent has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Parent Balance Sheet (except for personal property sold since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice). All Parent Real Property (as defined below) and all assets reflected in the Parent Balance Sheet are free and clear of all Liens, except for (i) Liens reflected on the Parent Balance Sheet, which Liens do not materially impair the use, value or operation of the property or assets subject thereto, (ii) Liens for current taxes not yet due and payable and (iii) any other Liens that do not materially impair the use, value or operation of the property or assets subject thereto.

(b) Section 4.15(b) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by Parent and the location of such premises (the “Parent Real Property”). The Parent Real Property includes all of the real property used in connection with, held for use in connection with, or necessary for the operation of the businesses of Parent. True and complete copies of all material real property leases, licenses or other occupancy agreements to which Parent is a party (collectively, the “Parent Real Property Leases”) have been delivered to or made available to the Company prior to the date hereof

(c) All Parent Real Property Leases are in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies). There is no existing material default by Parent under any of the Parent Real Property Leases, except for the defaults set forth in Section 4.15(c) of the Company Disclosure Schedule, each of which has been waived in writing. No event has occurred with respect to Parent which, with notice or lapse of time or both, would constitute a default of any of the Parent Real Property Leases. To Parent’s knowledge, there are no defaults of any material obligations of any party other than Parent under any Parent Real Property Lease.

Section 4.16 Taxes.

(a) Parent and its Subsidiaries have filed with the appropriate taxing authorities all material Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by Parent and its Subsidiaries have been timely paid (other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP). There are no Liens relating, or attributable to, Taxes on any assets of Parent or any of its Subsidiaries, other than liens relating to Taxes not yet due and payable. Neither Parent nor any Subsidiary of Parent has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Parent Balance Sheet are adequate to cover all Taxes of Parent and its Subsidiaries accruable through the date thereof (including Taxes being contested) in accordance with GAAP. All liabilities for Taxes of Parent and its Subsidiaries attributable to the period commencing on the date following the date of the Parent Balance Sheet were incurred in the ordinary course of business and are consistent with Parent’s past custom and practice.

(b) Each of Parent and its Subsidiaries has timely paid or withheld, with respect to itself, its employees, independent contractors, stockholders, creditors or other third parties all Federal, state and foreign Taxes required to be paid or withheld (and have timely paid over any withheld amounts to the appropriate Taxing authority). Neither Parent nor any Subsidiary of Parent has received any notice of any Tax deficiency outstanding, proposed or assessed against Parent or any such Subsidiary. No audit or other examination of any Tax Return or Taxes of Parent or any Subsidiary of Parent is presently in progress, and neither Parent nor any Subsidiary of Parent has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return or Taxes of Parent or any Subsidiary of Parent.

(c) Neither Parent nor any Subsidiary of Parent is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements with any Person other than, in the case of Parent, any of its Subsidiaries, or in the case of any Subsidiary of Parent, Parent or any other Subsidiary of Parent. Except for the group of which Parent and its Subsidiaries are now currently members, none of Parent or its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Except with respect to the group referred to in the preceding sentence, neither Parent nor any of its Subsidiaries is liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise. Neither Parent nor any Subsidiary of Parent has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(d) Parent has made available to the Company complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Parent or any Subsidiary of Parent with respect to the taxable years ended December 31, 2003 and 2002.

(e) Neither Parent nor any Subsidiary of Parent has agreed, nor is Parent or any Subsidiary of Parent required, to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

(f) Parent is not, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any Subsidiary of Parent has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) Neither Parent nor any Subsidiary of Parent has engaged in, or has any commitment to engage in, any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).

(i) Neither Parent nor any Subsidiary of Parent has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To Parent’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17 Environmental Matters.

(a) Parent is, and at all times during the previous three years has been, in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to Materials of Environmental Concern, or otherwise relating to Environmental Laws, including, but not limited to, compliance with any Parent Permits or other governmental authorizations or the terms and conditions thereof and compliance with any Laws respecting the sale, distribution or labeling of products pursuant to Environmental Laws.

(b) Parent has not received any written notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by Parent for which it is responsible, except for any such matters that have been substantially resolved without material outstanding obligations owed by or to Parent.

(c) There is no writ, injunction, decree, or order outstanding, and there is no pending or, to Parent’s knowledge, threatened claim, action, investigation or notice by any Person alleging potential liability on the part of Parent or any of its Subsidiaries for investigatory, cleanup or governmental response costs, natural resource or property damages, personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Parent, now or in the past, or otherwise caused by Parent or by the actions of any other party for which Parent would be liable by contract or pursuant to Environmental Laws or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Parent Environmental Claims”), except where such Parent Environmental Claims would not have a Parent Material Adverse Effect or otherwise require disclosure in the Parent SEC Reports.

(d) There are no facts or circumstances known to Parent that could reasonably be expected to form the basis of any Parent Environmental Claim against Parent or against any other Person whose liability for any Parent Environmental Claim Parent has retained or assumed (either contractually or by operation of Law), except where such Parent Environmental Claim, if made, would not have a Parent Material Adverse Effect or otherwise require disclosure in the Parent SEC Reports.

(e) Parent has made available to the Company all material assessments, reports, data, results of investigations and audits that are in the Company’s possession which relate to the business of Parent and its compliance (or non-compliance) with any Environmental Laws.

Section 4.18 Intellectual Property.

(a) For purposes of this Agreement, the term “Parent Registered Intellectual Property” means all Registered Intellectual Property owned by Parent or any of its Subsidiaries.

(b) Section 4.18(b) of the Parent Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Parent Registered Intellectual Property. All right, title and interest in and to the Parent Registered Intellectual Property is owned solely by Parent, free and clear of all Liens (other than Permitted Liens). During the two years preceding the date hereof, Parent has not disposed of any Parent Registered Intellectual Property.

(c) The Parent Registered Intellectual Property is subsisting, and has not expired or been cancelled or abandoned.

(d) There is no pending or, to Parent’s knowledge, threatened, and at no time within the three years prior to the date of this Agreement has there been pending any, material lawsuit, arbitration or other adversarial proceeding before any Governmental Entity in any jurisdiction alleging that any activities or conduct of Parent’s business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the ownership, validity, enforceability or registrability of any Intellectual Property owned by Parent.

(e) Parent is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict Parent’s rights to use any Intellectual Property owned by and material to the business of the Parent as currently conducted, (ii) restrict the conduct of the business of Parent as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by and used in the business of Parent as currently conducted.

(f) The conduct of the business of Parent as currently conducted does not, to Parent’s knowledge, infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights owned by any third party.

(g) Parent has taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by Parent that is material to the business of Parent as currently conducted, taking into consideration the type of Intellectual Property being protected and the customary practice in the industry.

(h) To Parent’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Parent that is material to the business of Parent as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by Parent which remain unresolved.

(i) Parent has not (i) disclosed to any third Person any material confidential source code for any product currently being marketed, sold, licensed or developed by Parent except pursuant to an appropriate non-disclosure agreement (each such product, a “Parent Proprietary Product”), or (ii) made any such source code subject to any open source license, nor is Parent obligated to make the source code for such Parent Proprietary Product generally available.

(j) Except as set forth in Section 4.18(j) of the Parent Disclosure Schedule, Parent does not have any obligation to pay any third party any royalties or other fees in excess of $100,000 in the aggregate in calendar year 2005 or any annual period thereafter for the use of Intellectual Property and no obligation to pay such royalties or other fees in excess of $250,000 in the aggregate will result from the execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated by this Agreement.

(k) Parent is not in violation of any license, sublicense, agreement or instrument to which Parent is party or otherwise bound under which Parent derives rights to Intellectual Property that is material to Parent’s business as currently conducted, nor will the consummation by Parent of the transactions contemplated hereby result in any loss or impairment of ownership by Parent of, or the right of any of them to use, any Intellectual Property that is material to the business of Parent as currently conducted, nor, to Parent’s knowledge, require the consent of any Governmental Entity or third party with respect to any such Intellectual Property.

(l) Parent is not a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of the Company as a result of the consummation of the transactions contemplated by this Agreement.

(m) The information technology systems (including, without limitation, all computer hardware, software, firmware and telecommunications systems) owned, licensed, leased or otherwise held for use by Parent that are material to the conduct of Parent’s business as currently conducted operate in material conformance with their applicable specifications or documentation for such systems and generally perform reliably. Parent has taken reasonable steps to provide for archival, back-up, recovery and restoration of critical business data in a manner that is customary in the industry.

Section 4.19 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Parent have been made available to the Company. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be otherwise adversely affect) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.20 Interested Party Transactions. Since December 31, 2003, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

Section 4.21 Brokers. No broker, finder or investment banker (other than Piper Jaffray & Co. (“Piper Jaffray”), Parent’s financial advisor, whose fees and expenses will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has furnished to the Company a complete and correct copy of all agreements between Parent and Piper Jaffray pursuant to which Piper Jaffray would be entitled to any such payment.

Section 4.22 Opinion of Financial Advisor of Parent. Piper Jaffray has delivered to Parent an opinion dated on the date of this Agreement to the effect that as of such date, the Merger Consideration is fair, from a financial point of view, to Parent. Parent has provided a true, complete and correct copy of such opinion to the Company. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

Section 4.23 Anti-Takeover Statute Not Applicable; Parent Rights Plan Not Applicable.

(a) No Takeover Statute is applicable to Parent’s consummation of the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall not be deemed to be an “Acquiring Person” (as such term is defined in the Parent Rights Plan) as a result of the (i) approval, execution, delivery or performance of this Agreement, (ii) consummation of the Merger or any other transactions contemplated by this Agreement or (iii) public announcement of any of the foregoing.

Section 4.24 Foreign Corrupt Practices Act. Neither Parent nor any of its Subsidiaries, nor any director, officer, agent or employee of Parent or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials, government employees, political parties or campaigns, (c) made any other unlawful payment or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause any of them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

Section 4.25 Customers and Suppliers.

(c) Set forth in Section 4.25(a) of the Parent Disclosure Schedule is a list of the ten largest customers of Parent and its Subsidiaries, taken as a whole, based on the dollar value of materials or products purchased by such customers from the Parent and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2004. Since December 31, 2004, there has not been, nor as a result of the transactions contemplated hereby is there anticipated to be, any adverse change in relations or purchase arrangements with, any of these major customers, except for any changes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s knowledge, none of these major customers is or is about to become (i) insolvent or (ii) subject to any voluntary or involuntary bankruptcy or similar proceedings.

(d) Set forth in Section 4.25(b) of the Parent Disclosure Schedule is a list of the ten largest suppliers of Parent and its Subsidiaries, taken as a whole, based on the dollar value of materials or products purchased by Parent and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2004. Since December 31, 2004, there has not been, nor as a result of the transactions contemplated hereby is there anticipated to be, any adverse change in relations or supply arrangements with, any of these major suppliers, except for any changes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s knowledge, none of these major suppliers is or is about to become (i) insolvent or (ii) subject to any voluntary or involuntary bankruptcy or similar proceedings.

Section 4.26 Product Liability, Warranty and Recall

(a) Section 4.26(a) of the Parent Disclosure Schedule sets forth a list of all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by Parent or any of its Subsidiaries, or by any third party on behalf of Parent or any of its Subsidiaries, in each case since January 1, 2002, and the dates, if any, that such recalls, field notifications, field corrections and safety alerts were resolved or closed.

(b) Since January 1, 2002, neither Parent nor any of its Subsidiaries has received any written claims for product liability or breach of warranty related to a particular product in excess of $500,000, either individually or in the aggregate, nor has Parent or any of its Subsidiaries received any written notice of any material product defect, given written notice to any customer of any defect or deficiency with respect to any products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing Date. Neither Parent nor any of its Subsidiaries has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Parent or any of its Subsidiaries, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date, except for any acts, omissions or occurrences that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

Section 5.1 Mutual Affirmative Covenants. Except as described in Section 5.1(a) of the Company Disclosure Schedule in the case of the Company, or Section 5.1(b) of the Parent Disclosure Schedule in the case of Parent, or to the extent the Company or Parent, as the case may be, otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each party hereto shall (i) conduct its business only in, and shall not take any action except in, the ordinary course and in a manner that is consistent with past practices and in compliance in all material respects with all applicable Laws, and (ii) use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current officers, employees and consultants, and preserve its present relationships with customers, suppliers, distributors and other Persons with which it has significant business relations.

Section 5.2 Company Restrictive Covenants. Except as described in Section 5.2 of the Company Disclosure Schedule, or to the extent that Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not (and shall cause each of its Subsidiaries not to):

(a) amend or otherwise change its articles of incorporation, bylaws or other equivalent organizational documents;

(b) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock, or any other ownership interest in the Company or such Subsidiary, other than grants of stock options to employees of the Company to purchase of up to an aggregate of 50,000 shares of the Company Common Stock;

(c) sell, pledge, mortgage, dispose, lease, license or encumber any of its properties or assets (whether tangible or intangible), or suffer to exist any Lien thereupon other than (i) sales of assets not to exceed $100,000 in the aggregate or (ii) sales, leases or licenses of the Company Proprietary Products in the ordinary course of business consistent with past practice;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent company or the Company, as applicable, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any of its securities, or any option, warrant or right to acquire any such securities, or propose to do any of the foregoing, other than pursuant to the exercise of repurchase rights with respect to unvested shares held by individuals terminating employment or service;

(e) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Person or any equity interest in any other Person;

(f) (i) incur any indebtedness for borrowed money, (ii) issue any debt securities, (iii) assume, guaranty, endorse or otherwise become responsible for (whether directly, contingently or otherwise) the obligations of any Person for borrowed money or (iv) make any loans or advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business and consistent with past practice;

(g) (i) amend any Company Material Contract in any material respect or enter into any agreement that would be deemed to be a Company Material Contract, (ii) terminate, cancel or waive any right under any Company Material Contract, other than in the ordinary course of business consistent with past practice or (iii) enter into, amend or terminate any Company Real Property Lease;

(h) take any action to cause any Takeover Statute to apply (or fail to take any action to prevent any Takeover Statute from applying) to this Agreement, the Company Shareholder Voting Agreements or the transactions contemplated hereby and thereby;

(i) make or authorize any capital expenditures or purchase of fixed assets, other than in the ordinary course of business, consistent with past practice;

(j) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is materially adverse to it, other than extensions of warranties in the ordinary course of business;

(k) (i) increase the compensation payable or to become payable to its directors or officers or employees, (ii) hire or promote any officer or director-level employee or appoint any director, (iii) make any loan, advance or capital contribution (other than loans or advances of reasonable relocation expenses), grant any severance or termination pay to any current or former officers or employees or enter into or amend any Company Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan, (iv) establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its current or former directors, officers or employees, (v) pay any discretionary bonuses to any of its officers or (vi) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by applicable Law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Company Disclosure Schedule;

(l) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any assumption underlying, or method of calculating, any bad debt contingency or other reserve except, in each case, as required under GAAP or applicable Law;

(m) (i) make any Tax election inconsistent with past practice, (ii) change any Tax election already made, (iii) settle or compromise any Tax liability or agree to an extension of a statute of limitations related to Taxes, (iv) fail to file any Tax Return when due (or, alternatively, fail to file for available extensions of such Tax Returns) or fail to cause such Tax Returns when filed to be complete and accurate or (v) fail to pay any Taxes when due;

(n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge or satisfaction effected in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet;

(o) fail to pay accounts payable and other obligations in the ordinary course of business;

(p) accelerate the collection of receivables or modify the payment terms of any receivables, other than in the ordinary course of business consistent with past practice;

(q) sell, securitize, factor or otherwise transfer any accounts receivable;

(r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as expressly provided in this Agreement);

(s) (i) at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (A) a “plant closing” (as defined in the WARN Act) effecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries or (B) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries or (ii) terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws governing the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours or temporary or permanent layoffs (it being understood and hereby agreed that for purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act);

(t) take any action that would, or would reasonably be expected to, prevent or materially impair or delay its ability to consummate the transactions contemplated by the Agreement;

(u) take any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect, or prevent it from performing or cause it not to perform its covenants hereunder, in each case, such that the conditions set forth in Section 7.2 would not be satisfied;

(v) settle or compromise any claim, action or litigation, other than in the ordinary course of business;

(w) abandon, cancel, dedicate to the public or fail to diligently prosecute and maintain any its Intellectual Property that is material to the conduct of its business as currently conducted, other than in the ordinary course of business consistent with past practices; or

(x) amend, terminate or waive any provision under the Company Rights Plan, or redeem any Company Rights issued thereunder;

(y) amend, terminate or waive any provision under any Amendment Agreement; or

(z) authorize, take or agree in writing or otherwise to take, any of the actions described in (a) through (y) above, inclusive.

Section 5.3 Parent Restrictive Covenants. Except as described in Section 5.3 of the Parent Disclosure Schedule, or to the extent that the Company otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall not (and shall cause each of its Subsidiaries not to):

(a) amend or otherwise change its certificate of incorporation, bylaws or other equivalent organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

(c) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, more than 15% of the outstanding shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire more than 15% of the outstanding shares of its capital stock of any class, in each case excluding grants of restricted stock and/or stock options to directors, officers and employees of Parent under existing equity incentive plans in the ordinary course of business;

(d) acquire (by merger, consolidation or acquisition of stock or assets or otherwise and including the acquisition of an equity interest in) any other Person (i) conducting business to a material extent in the macro inspection portion of the semiconductor equipment industry or (ii) for consideration consisting of more than 15% of the issued and outstanding shares of Parent Common Stock;

(e) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any assumption underlying, or method of calculating, any bad debt contingency or other reserve except, in each case, as required under GAAP or applicable Law;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as expressly provided in this Agreement);

(g) take any action that would, or would reasonably be expected to, prevent or materially impair or delay its ability to consummate the transactions contemplated by the Agreement;

(h) take any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect, or prevent it from performing or cause it not to perform its covenants hereunder, in each case, such that the conditions set forth in Section 7.2 would not be satisfied; or

(i) amend, terminate or waive any provision under the Parent Rights Plan, or redeem any Parent Rights issued thereunder;

(j) authorize, take or agree in writing or otherwise to take, any of the actions described in (a) through (h) above, inclusive.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access to Information; Notice of Certain Matters.

(a) Subject to the terms of this Section 6.1, each of Parent and the Company shall (and shall cause its Subsidiaries and its and their respective directors, officers, employees, auditors, agents and other representatives to) afford to the other party, and its officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours to all of its books and records, properties, plants and Personnel; provided, however, that any such access shall be conducted under the supervision of Personnel of the party providing such access and in a manner that does not interfere with the normal operations of the party providing such access.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon any director or officer of the Company or Parent (as applicable) becoming aware of (i) any complaints, investigations or hearings (or written communications indicating that the same may be contemplated) initiated by any Governmental Entity, or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party fully informed of such events and (ii) the occurrence, or failure to occur, of any event, that would be reasonably likely to cause any of the conditions set forth in ARTICLE VII applicable to it not to be satisfied.

(c) Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.1 shall require the Company or Parent to disclose any information that, in its sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order (including any Antitrust Law (as defined in Section 9.3)), (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party.

(d) No information received pursuant to an investigation made under this Section 6.1 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the parties set forth in this Agreement or any certificate or other instrument delivered to other party in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in ARTICLE VII hereof.

(e) Each of Parent and the Company shall (and shall cause its directors, officers, employees, auditors, agents and other representatives to) hold in confidence all non-public information acquired from the other party or the other party’s representatives as a result of any investigation contemplated by this Section 6.1 in accordance with the terms of the two letter agreements between Parent and the Company, each dated as of April 4, 2005 (collectively, the “Confidentiality Agreement”).

Section 6.2 No Solicitation.

(a) Each of the Company and Parent shall, and shall cause each of their respective Subsidiaries, affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by them) to (i) immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal and (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Subject to the terms of this Section 6.2, the Company and Parent shall not, and shall cause each of their respective Subsidiaries, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it) not to, directly or indirectly through another Person, (x) solicit, initiate, facilitate or encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, facilitate or encourage, any inquiries with respect to or the making of any proposal that constitutes, or is reasonably likely to lead to, an Acquisition Proposal (except to disclose the existence of this Section 6.2), (y) participate in any discussions or negotiations regarding an Acquisition Proposal (except to disclose the existence of this provision) or (z) enter into or execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement or similar agreement directly or indirectly constituting or relating to an Acquisition Proposal (other than a confidentiality agreement entered into in the circumstances referred to in, and consistent with the provisions of, Section 6.2(c)). Any violation of the foregoing restrictions by any representative of a party (including any investment banker, financial advisor, attorney, accountant or other representative retained by them), whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by such party.

(b) Notwithstanding anything to the contrary set forth herein, in the event that the Company or Parent shall receive an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and prior to its respective Special Meeting, the party receiving such Acquisition Proposal shall be permitted to engage in discussions and negotiations with, and provide nonpublic information or data to, the Person making such Acquisition Proposal, provided that (i) the party receiving such Acquisition Proposal has entered into a confidentiality agreement with the Person making such Acquisition Proposal having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement and (ii) the Board of Directors of the party receiving such Acquisition Proposal has reasonably determined in good faith (after consultation with its outside legal counsel) that it is necessary to take such action in order to comply with its fiduciary duties under applicable Law.

(c) Each party hereto shall notify the other parties hereto promptly (and in any event within 24 hours) after receipt of any (i) Acquisition Proposal, (ii) request for nonpublic information relating to such party by any Person that informs such party that it is considering making, or has made, an Acquisition Proposal or (iii) inquiry from any Person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, request or inquiry and the material terms and conditions of such Acquisition Proposal, request or inquiry (including a copy thereof if in writing and any related documentation or correspondence). Each party hereto shall also promptly (and in any event within 24 hours) notify the other parties hereto, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.2 and shall keep the other parties hereto reasonably informed of the status and terms of any such discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto that is exchanged between such party and the Person making such Acquisition Proposal.

(d) Nothing set forth in this Section 6.2 shall prohibit any party hereto from taking and disclosing to its shareholders or stockholders, as the case may be, a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any action taken or disclosure made pursuant to such rules shall not in any way limit or modify the effect that any action taken or disclosure made pursuant to such rules has under any other provision of this Agreement.

(e) Nothing set forth in this Section 6.2 shall (i) permit any party hereto to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit either Parent’s or the Company’s obligation to duly call, give notice of, convene and hold its respective Special Meeting, (iv) relieve either Parent or the Company of its obligation to submit to a vote of its shareholders or stockholders, as the case may be, either the Company Voting Proposal or the Parent Voting Proposal, as the case may be, at its respective Special Meeting or (v) permit either party hereto to submit for a vote of its shareholders or stockholders, as the case may be, at or prior to its respective Special Meeting, any Acquisition Proposal other than the Company Voting Proposal or the Parent Voting Proposal, as the case may be.

Section 6.3 Board Recommendations.

(a) Subject to the terms of this Section 6.3, neither the Company Board (or any committee thereof) nor the Parent Board (nor any committee thereof) shall:

(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board (or any such committee) of this Agreement or the transactions contemplated hereby (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”); or

(ii) adopt, approve or recommend (or propose publicly to adopt, approve or recommend) to its shareholders or stockholders, as the case may be, that they accept any Acquisition Proposal or Superior Proposal (as defined in Section 9.3).

(b) Notwithstanding anything to the contrary set forth herein, each of the Company Board and the Parent Board may effect a Change of Recommendation, provided that (i) the Company or Parent, as the case may be, has received an Acquisition Proposal that it has deemed to be a Superior Proposal and such Superior Proposal has not been withdrawn at the time such action is taken, (ii) the Company Special Meeting or the Parent Special Meeting, as the case may be, has not occurred, (iii) the Board of the party receiving such Superior Proposal reasonably determines in good faith (after consultation with its outside legal counsel) that it is necessary to take such action in order to comply with its fiduciary duties under applicable Law and (iv) the party receiving such Superior Proposal has provided the other party five (5) Business Days prior written notice that its Board intends to effect such Change of Recommendation, specifying the material terms and conditions of such Superior Proposal (and providing a written copy thereof) and identifying the Person or Persons making such Superior Proposal.

(c) In the event that, during the foregoing five (5) Business Day period, the party hereto that has received the foregoing notice shall make a counterproposal to the party hereto that is proposing to effect a Change of Recommendation, the party that is proposing to take such action shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal.

(d) Nothing set forth in this Section 6.3 shall prohibit either party hereto from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any action taken or disclosure made pursuant to such rules shall not in any way limit or modify the effect that any action taken or disclosure made pursuant to such rules has under any other provision of this Agreement.

(e) Nothing set forth in this Section 6.3 shall (i) permit either party hereto to terminate this Agreement (ii) affect any other obligation of the parties under this Agreement, (iii) limit either party’s obligation to duly call, give notice of, convene and hold its respective Special Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its shareholders or stockholders, as the case may be, the Company Voting Proposal or the Parent Voting Proposal, as the case may be, at its respective Special Meeting, or (v) permit either party hereto to submit to a vote of its shareholders or stockholders, as the case may be, at or prior to its respective Special Meeting, any Acquisition Proposal other than the Company Voting Proposal or the Parent Voting Proposal, as the case may be.

Section 6.4 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after execution of this Agreement, Parent and the Company shall cooperate with each other regarding, and shall prepare and file with the SEC, the Joint Proxy Statement/Prospectus (as amended or supplemented, the “Joint Proxy Statement/Prospectus”) to be sent to the shareholders of the Company in connection with the Company Special Meeting and to the stockholders of Parent in connection with the Parent Special Meeting, and Parent shall prepare and file the Registration Statement with the SEC. The Company and Parent shall use reasonable best efforts to cause the Registration Statement to become effective as soon as practicable thereafter.

(b) Without limiting the generality of the foregoing, each of the Company and Parent shall cause its respective representatives to fully cooperate with the other party and its respective representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Parent shall use reasonable efforts to take all actions required under any applicable Federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. As promptly as practicable after the Registration Statement becomes effective, Parent and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders or shareholders, as the case may be.

(c) The information supplied or to be supplied by either Parent or the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC or declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus to be sent to the shareholders of such party in connection with its Special Meeting, or to be included or supplied by or on behalf of such party for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or stockholders, as the case may be, at the time of the Company Special Meeting, at the time any Regulation M-A Filing is filed with the SEC or as of the Effective Time, contain any untrue statement of a material fact or omit to state a any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for a Special Meeting which has since become false or misleading. The Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(d) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company or Parent shall notify the other as promptly as practicable (i) upon becoming aware of any event or circumstance that should be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any written or oral comments of the SEC with respect to, or of any written or oral request by the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

(e) The Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 6.5 Special Meetings.

(a) Each party, acting through its respective Board, shall take all actions in accordance with applicable Law, the rules of NASDAQ, the Company Charter and the Company Bylaws or the Parent Charter and the Parent Bylaws, as the case may be, to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, its respective Special Meeting for the purpose of considering and voting upon, in the case of the Company, the Company Voting Proposal and, in the case of Parent, the Parent Voting Proposal. Each of the Company and Parent shall use its reasonable best efforts to cause the Company Special Meeting and the Parent Special Meeting to be held on the same day.

(b) Subject to Section 6.3, to the fullest extent permitted by applicable Law, (i) in the case of the Company, the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company at the Company Special Meeting and include such recommendation in the

Joint Proxy Statement/Prospectus and (ii) in the case of Parent, the Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent at the Parent Special Meeting and include such recommendation in the Joint Proxy Statement/Prospectus. Unless the Board of either party, or any committee thereof, shall effect a Change of Recommendation in accordance with Section 6.3, each of the Company and Parent shall use its reasonable best efforts to solicit from its shareholders or stockholders, as the case may be, proxies in favor of the Company Voting Proposal or the Parent Voting Proposal, respectively, and to secure the Requisite Company Shareholder Approval and the Requisite Parent Stockholder Approval, respectively.

(c) The Company shall submit the Company Voting Proposal to its shareholders at the Company Special Meeting, for the purpose of acting upon such proposal, whether or not (i) the Company Board, at any time subsequent to the date of this Agreement, effects a Change of Recommendation or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. Parent shall submit the Parent Voting Proposal to its stockholders at the Parent Special Meeting for the purpose of acting upon such proposal, whether or not (A) the Parent Board, at any time subsequent to the date of this Agreement, effects a Change of Recommendation or (B) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Parent. Each of the Company and Parent shall use reasonable best efforts to ensure that all proxies solicited in connection with its Special Meeting are solicited, in compliance with the rules of NASDAQ, the MBCA, the Company Charter and the Company Bylaws (in the case of the Company) and the DGCL, the Parent Charter and the Parent Bylaws (in the case of Parent), and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, each of the Company and Parent, after consultation with the other, may adjourn or postpone its respective Special Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its shareholders or stockholders, as the case may be, or, if as of the time for which the applicable Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in Person or by proxy) to constitute a quorum necessary to conduct business at its respective Special Meeting.

(d) Following the Special Meetings and at or prior to the Closing, each of the Company and Parent shall deliver to the Corporate Secretary of the other party a certificate setting forth the voting results from its respective Special Meeting.

Section 6.6 Reasonable Best Efforts to Complete Transactions.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated hereby, including by (i) obtaining (and cooperating with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent or the Company, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including all filings required by the HSR Act and any other applicable Antitrust Laws,

(ii) obtaining all necessary consents, waivers and approvals under any of the Parent Material Contracts or Company Material Contracts, as the case may be, (iii) authorizing for listing on the NASDAQ, upon official notice of issuance, the shares of Parent Common Stock to be issued in the Merger, (iv) reserving for issuance the shares of Parent Common Stock issuable upon the exercise of all Assumed Options, (v) defending any lawsuit or other proceeding, whether brought by a Governmental Entity or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (vi) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement, (vii) working in good faith to develop an integration plan setting forth the organizational structure of the combined business of the Company and Parent, positions and responsibilities of employees, and management goals and objectives, all in a manner consistent with reasonable commercial standards for business combinations of this type and (viii) participating in meetings with, and developing communications to, shareholders of the Company and Parent designed to solicit votes in favor of the proposed transactions.

(b) Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (i) promptly notifying the other of, and if in writing, furnishing the other with copies of any communications from or with any Governmental Entity (whether domestic, foreign or supranational) with respect to the transactions contemplated hereby, (ii) permitting the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participating in any meeting with any such Governmental Entity unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate at such meeting, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of the Company and Parent may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “outside counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c) Notwithstanding anything to the contrary set forth in this Section 6.6 or elsewhere in this Agreement, neither Parent nor any of its Affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Parent, the Company or their respective Affiliates or make any other change in any portion of the businesses of the Company or Parent or incur any other limitation on the conduct of the businesses of the Company or Parent to obtain any clearance, consent, authorization, order, approval or exemption from any Governmental Entity or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Time or (ii) if any Governmental Entity that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, take or agree to take any action which Parent reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

(d) In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party hereto shall take all such necessary action in connection therewith as may be reasonably requested by Parent.

Section 6.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, after consultation with outside legal counsel, be required by applicable Law or the rules and regulations of NASDAQ, if such party has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; and provided, further, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.3.

Section 6.8 Company Employee Benefits; Company 401(k) Plan.

(a) From and after the Effective Time, Parent will recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of vacation and severance benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits).

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request to enable Parent to effect such actions relating to the Company’s 401(k) Plan (the “Company 401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the Company 401(k) Plan prior to the Effective Time.

Section 6.9 Company Stock Plans.

(a) Subject to the provisions of this Section 6.9, at the Effective Time, Parent shall: (i) assume the rights and obligations of the Company with respect to the Company Stock Plans as well as the duties of the Company with respect to the administration of such plans such that Parent may operate the Company Stock Plans and (ii) amend the Company Stock Plans to allow Parent to grant awards under the terms of the Company Stock Plans (including the right to grant incentive stock options) with respect to Parent Common Stock after the Effective Date, equal to the number of shares of Company Common Stock authorized for issuance under the Company Stock Plans as of the Effective Date multiplied by 0.7625, less (i) shares of Parent Common Stock issued under the Company Stock Plans prior to the Effective Time and (ii) shares of Parent Common Stock issued after the Effective Time upon exercise of the Assumed Options.

(b) At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by Parent. Each such Assumed Option shall be subject to the terms and conditions set forth in the Company Stock Plan pursuant to which such Assumed Option was granted and the agreement evidencing the Company Stock Option, except that (i) such Assumed Option shall be converted into an option to purchase Parent Common Stock and (ii) the exercise price of such Assumed Option shall be adjusted, in each case in accordance with the provisions of Treasury Regulation Section 1.424-1(a).

(c) If and to the extent necessary or required by the terms of any of the Company Stock Plans or any Company Stock Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 6.9(b). The Company shall not take any action, other than actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the Assumed Options.

(d) Except as otherwise requested by Parent (subject to the last sentence of this subsection (d)), prior to the Effective Time the Company shall take all necessary and appropriate actions requested by Parent so that all outstanding purchase rights under the Company ESPP shall automatically be exercised in accordance with the terms of the Company ESPP. Except as otherwise requested by Parent (subject to the last sentence of this subsection (d)), prior to the Effective Time the Company shall take all necessary and appropriate actions so that the Company ESPP shall terminate immediately prior to the Effective Time, and no further purchase rights shall be granted under the Company ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions requested by Parent so that all outstanding purchase rights under the Company ESPP and the Company ESPP are treated in the manner requested by Parent (so long as such actions may be taken pursuant to the terms of the Company ESPP).

(e) As soon as practicable following the Effective Time, but in any event within fifteen (15) Business Days thereafter (to the extent Parent has received the most recent copies of the relevant Company Stock Plans), Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the outstanding Assumed Options, and cause the same to become effective.

Section 6.10 Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the

Effective Time between the Company or any of its Subsidiaries and any of its current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an “Indemnified Party” and collectively, the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall cause the articles or certificate of incorporation and bylaws or other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ and fiduciary liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay an annual premium in excess of 200% of the current annual premium paid by the Company for such insurance (the “Maximum Annual Premium”), which annual premium is set forth on Schedule 6.10(b) of the Company Disclosure Schedule; and provided, further, that if the annual premium for such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything in this Section 6.10(b) to the contrary, Parent may fulfill its (and the Surviving Corporation’s) obligations under this Section 6.10(b) by purchasing a director’s and officer’s insurance policy or a “tail” policy under the D&O Policy, in either case which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those Persons who are currently covered by the D&O Policy and only for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms with respect to coverage and amounts that are no less favorable than those contained in the D&O Policy.

(c) The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in paragraph (b) above (and their heirs, successors and assignees) without the prior written consent of such Indemnified Party or other Person who is a beneficiary under the D&O Policy or such “tail” policy (and their heirs, successors and assignees). Each Indemnified Party or other Person who is a beneficiary under the D&O Policy or such “tail” policy (and their heirs, successors and assignees) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party hereto. The rights of each Indemnified Party (and other Person who is a beneficiary under the D&O Policy or such “tail” policy (and their heirs, successors and assignees)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any indemnification agreements to which such Indemnified Party or other Person is a party, or applicable Law (whether in a proceeding at Law or in equity).

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other Person and is not the continuing or surviving Person in such consolidation or merger or transfers at least 50% of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving Person (or its successors or assigns, if applicable) or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11 Company Affiliates. Section 6.11 of the Company Disclosure Schedule contains a complete and accurate list of those Persons who may be deemed to be, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 144 promulgated under the Securities Act (each, a “Company Affiliate” and collectively, the “Company Affiliates”). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and evaluating the foregoing schedule of Company Affiliates. The Company shall use its reasonable best efforts to cause each Person who is identified as an affiliate in Section 6.11 of the Company Disclosure Schedule to execute a written agreement customary in transactions of this type regarding such affiliates’ compliance with securities laws, as soon as practicable after the date hereof, in form and substance satisfactory to Parent. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be issued to a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock.

Section 6.12 Tax Matters.

(a) Parent and the Company shall use their respective commercially reasonable efforts, and shall cause their Subsidiaries to use their respective commercially reasonable efforts, to take or cause to be taken all actions necessary for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Parent, Merger Sub or the Company shall, nor shall they permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Officers of each of Parent and Merger Sub and the Company shall execute and deliver to Latham & Watkins LLP, counsel to Parent, and to Fredrikson & Byron, P.A., counsel to the Company, certificates containing appropriate representations of Parent, Merger Sub and the Company, at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Parent and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Company shall furnish to Parent an affidavit, dated the Closing Date, stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 6.13 Takeover Statutes. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Company Board and a committee of disinterested directors of the Company Board under Section 302A.673 of the MBCA be withdrawn, revoked or modified by such committee or the Company Board. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board (or any authorized committee thereof), or Parent and the Parent Board, as applicable, shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 6.14 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Directors and Officers of Parent Following the Effective Time; Committees of Parent Board Following the Effective Time.

(a) As of the date of this Agreement, the Parent Board is composed of eight directors. The Parent Board will take all actions necessary so that effective as of the Effective Time, the Parent Board will be expanded to 12 members, eight of whom will be the then-existing members of the Parent Board (the “Existing Parent Directors”), three of whom shall be James A. Bernards, Jeff. L. O’Dell and Michael W. Wright (each, a “Company Designated Director” and collectively, the “Company Designated Directors”) and one of whom shall be an individual mutually agreed upon by Parent and the Company (the “Mutually-Selected Director”). At least two of the Company Designated Directors shall satisfy the relevant independence requirements of NASDAQ and the Sarbanes–Oxley Act. The Chairman of the Parent Board effective as of the Effective Time shall be Paul F. McLaughlin. The Company Designated Directors and the Mutually-Selected Director shall be added to a class of directors of the Parent Board as follows: (i) the Mutually-Selected Director shall be added to Class I of the Parent Board and stand for reelection at Parent’s 2006 annual meeting of stockholders, (ii) Mr. Wright shall be added to Class II of the Parent Board and stand for reelection at Parent’s 2007 annual meeting of stockholders and (iii) Messrs. Bernards and O’Dell shall be added to Class III of the Parent Board and stand for reelection at Parent’s 2008 annual meeting of stockholders.

(b) A Company Designated Director shall be entitled to serve on each committee of the Parent Board, including the Parent Audit Committee, the Compensation

Committee of the Parent Board and the Nominating and Governance Committee of the Parent Board, in each case, so long as such Company Designated Director satisfies all relevant requirements of NASDAQ and the Sarbanes–Oxley Act for members of audit committees, compensation committees and nominating committees, respectively, of NASDAQ-listed companies. Subject to the provisions of the Parent Charter and the Parent Bylaws, applicable Law and the rules of NASDAQ, each such Company Designated Director shall be permitted to continue his membership on the applicable committee of the Parent Board until the earlier of (i) the second anniversary of the Closing Date and (ii) the end of such Company Designated Director’s initial term as a member of the Parent Board.

(c) Parent will offer to: (i) Jeff L. O’Dell, the position of Strategic Business Fellow, (ii) Stanley D. Piekos, the position of Chief Corporate Development Officer, (iii) Michael Plisinski, the position of Vice President and General Manager, Decision Software Business Unit and (iv) Ardelle Johnson, the position of Vice President, Corporate Marketing. Each such Person will be entitled to hold such position from and after the Effective Time until such Person’s successor is duly appointed and qualified in the manner provided for in Parent’s bylaws or as otherwise provided by applicable Law, or such Person’s earlier resignation or removal. For a period beginning promptly after the execution of this Agreement and continuing for a period of at least nine months thereafter, Parent shall employ a senior executive whose primary responsibility (x) prior to the Effective Time shall be to assist Parent with planning the effective integration of the operations and management of Parent and the Company and (y) after the Effective Time shall be to assist Parent with the effective implementation of such integration. Any other changes to Parent’s officers in existence immediately prior to the Effective Time shall be effected by the Parent Board.

Section 6.16 Parent Corporate Headquarters Following the Effective Time. Following the Effective Time, the corporate headquarters of Parent shall remain in its current location in Flanders, New Jersey. It is the expectation of the parties that the headquarters for the inspection business of the combined company following the Effective Time shall be located at the Company’s current headquarters in Bloomington, Minnesota.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The obligation of Parent and the Company to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.

(b) Shareholder and Stockholder Approval. The Requisite Company Shareholder Approval and the Requisite Parent Stockholder Approval shall have been obtained.

(c) Antitrust Approvals. All necessary waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, and all clearances, consents, approvals, orders and authorizations necessary for the consummation of the Merger under the Antitrust Laws shall have been received.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(e) No Illegality. No Governmental Entity shall have enacted, enforced or deemed applicable to the Merger, any Law that causes the consummation of the Merger to be deemed illegal.

(f) NASDAQ Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on NASDAQ.

(g) Tax Opinions. Parent shall have received an opinion of Latham & Watkins LLP and the Company shall have received an opinion of Fredrikson & Byron, P.A., in each case dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by each such counsel of customary representation letters from each of Parent and Merger Sub and the Company, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated the date of such opinion and shall not have been withdrawn or modified in any material respect. Neither Parent nor the Company may waive this condition.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligation of each of Parent and Merger Sub to effect the Merger is also subject to the fulfillment, at or prior to the Closing, of the following additional conditions (each of which may be waived by Parent and Merger Sub, in whole or in part, at any time prior to the Closing):

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate of the Company signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent shall have received a certificate of the Company signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the shares of Company Common Stock outstanding immediately prior to the Effective Time.

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof.

Section 7.3 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is also subject to the fulfillment, at or prior to the Closing, of the following additional conditions (each of which may be waived by the Company in whole or in part at any time prior to the Closing):

(a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate of Parent signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and the Company shall have received a certificate of Parent signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date hereof and be continuing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Company’s shareholders and/or Parent’s stockholders:

(a) by mutual written consent duly authorized by the Company Board and the Parent Board;

(b) by either Parent or the Company, if the Merger shall not have been consummated by March 27, 2006; provided, however, that such date may, from time to time, be extended by either Parent or the Company (by written notice thereof to the other party) up to and including May 27, 2006 in the event that all conditions to effect the Merger other than the conditions set forth in Section 7.1(c), Section 7.1(d) and/or Section 7.1(e) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to May 27, 2006 (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided, further, that (i) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party that has breached its obligations under this Agreement and (ii) no termination by a party pursuant this Section 8.1(b) shall be effective unless and until such party fulfills its obligations under Section 8.3 within the time periods specified therein;

(c) by either Parent or the Company, if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of preliminarily or permanently restraining, enjoining or otherwise prohibiting the Merger which order shall have become final and non-appealable or all available appeals of such order, decree or ruling shall have been exhausted (provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.6 by using its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Parent or the Company, if the Requisite Company Shareholder Approval shall not have been obtained at the Company Special Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company shall have breached the provisions of Section 6.2, Section 6.3 or Section 6.4; provided, further, that no termination by a party pursuant this Section 8.1(d) shall be effective unless and until such party fulfills its obligations under Section 8.3 within the time periods specified therein;

(e) by either Parent or the Company, if the Requisite Parent Stockholder Approval shall not have been obtained at the Parent Special Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if Parent shall have breached the provisions of Section 6.2, Section 6.3 or Section 6.4; provided, further, that no termination by a party pursuant this Section 8.1(e) shall be effective unless and until such party fulfills its obligation under Section 8.3.

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties or other covenants or agreements contained in this Agreement (other than the covenants of the Company set forth in Section 6.2 or Section 6.3, the breach of which shall constitute a “Triggering Event” pursuant to Section 8.1(h)), which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 7.2 to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure from Parent (it being understood and hereby agreed that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach or failure is cured within such 20 day period);

(g) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties or other covenants or agreements contained in this Agreement (other than the covenants of Parent set forth in Section 6.2 or Section 6.3, the breach of which shall constitute a “Triggering Event” pursuant to Section 8.1(h)), which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 7.3 to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within 20 days following receipt by Parent of written notice of such breach from the Company (it being understood and hereby agreed that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such breach or failure is cured within such 20 day period); or

(h) by Parent or the Company if a Triggering Event shall have occurred with respect to the other party; for purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred with respect a party if, prior to the Effective Time: (i) such party has breached any of the provisions of Section 6.2 or Section 6.3, (ii) the Board (or any committee thereof) of such party shall for any reason have effected a Change of Recommendation, (iii) such party shall have entered into any letter of intent or similar document with respect to an Acquisition Proposal or (iv) a tender or exchange offer shall have been commenced by any Person for such party’s shares, and such party shall not have sent to its stockholders or shareholders, as the case may be, pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given to such stockholders or shareholders, as the case may be, a statement reaffirming the Parent Voting Proposal or the Company Voting Proposal, as the case may be, and recommending that their stockholders or shareholders, as the case may be, reject such tender or exchange offer.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers, shareholders or stockholders, except (i) that the provisions of Section 6.1(e), this Section 8.2, Section 8.3 and ARTICLE IX hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement as provided therein.

Section 8.3 Fees and Expenses. Except as otherwise set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all expenses (other than attorneys’ fees and expenses) incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto), the Registration Statement (including the preparation of financial statements and exhibits) and any amendments or supplements thereto and filings by Parent and the Company under the HSR Act or any similar filing requirement of any Governmental Entity applicable to the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall pay to Parent:

(i) a termination fee equal to $7,740,000 plus all Expenses of Parent and Merger Sub (in an aggregate amount not to exceed $2,500,000), within one (1) Business Day after demand by Parent, if this Agreement is terminated by:

(1)	the Company or Parent pursuant to Section 8.1(b) or Section 8.1(d), but only if, prior to such termination, (A)(x) an Acquisition Proposal or Acquisition Transaction with respect to the Company shall have been publicly-announced or otherwise become publicly-known and not withdrawn prior to the Company Special Meeting or such termination or (y) any Person shall have publicly-announced an intention (whether or not conditional) to make an Acquisition Proposal or complete an Acquisition Transaction with respect to the Company and not retracted such intention prior to the Company Special Meeting or such termination and (B) within 12 months following such termination, the Company enters into a definitive agreement to effect, or consummates, an Acquisition Transaction with a third party;

(2)	Parent pursuant to Section 8.1(f), but only if, prior to such termination, (A) an Acquisition Proposal or Acquisition Transaction with respect to the Company shall have been publicly-announced or otherwise become publicly-known and not withdrawn prior to the Company Special Meeting or such termination or (B) any Person shall have publicly-announced an intention (whether or not conditional) to make an Acquisition Proposal or complete an Acquisition Transaction with respect to the Company and not retracted such intention prior to the Company Special Meeting or such termination; or

(3)	Parent, pursuant to Section 8.1(h), upon the occurrence of a Triggering Event with respect to the Company.

(ii) the Expenses of Parent and Merger Sub (in an aggregate amount not to exceed $2,500,000), within one (1) Business Day after demand by Parent, if this Agreement is terminated by (A) Parent or the Company pursuant to Section 8.1(b), but only if, prior to such termination, (1) an Acquisition Proposal or Acquisition Transaction with respect to the Company shall have been publicly-announced or otherwise become publicly-known and not withdrawn prior to the Company Special Meeting or such termination or (2) any Person shall have publicly-announced an intention (whether or not conditional) to make an Acquisition Proposal or complete an Acquisition Transaction with respect to the Company and not retracted such intention prior to the Company Special Meeting or such termination (provided, that if Parent receives payment of Expenses pursuant to this subsection (ii), it shall not be entitled to payment of Expenses under subsection (i) above) or (B) Parent or the Company, pursuant to Section 8.1(d).

(c) Parent shall pay to the Company:

(i) a termination fee equal to $7,740,000 plus all Expenses of the Company (in an aggregate amount not to exceed $2,500,000), within one (1) Business Day after demand by the Company, in the event that this Agreement is terminated by:

(1)	the Company or Parent pursuant to Section 8.1(b) or Section 8.1(e), but only if, prior to such termination, (A)(x) an Acquisition Proposal or Acquisition Transaction with respect to Parent shall have been publicly-announced or otherwise become publicly-known and not withdrawn prior to the Parent Special Meeting or such termination or (y) any Person shall have publicly-announced an intention (whether or not conditional) to make an Acquisition Proposal or complete an Acquisition Transaction with respect to Parent and not retracted such intention prior to the Parent Special Meeting or such termination and (B) within 12 months following such termination, Parent enters into a definitive agreement to effect, or consummates, an Acquisition Transaction with a third party;

(2)	by the Company, pursuant to Section 8.1(g), but only if, prior to such termination, (A) an Acquisition Proposal or Acquisition Transaction with respect to Parent shall have been publicly announced or otherwise become publicly known and not withdrawn prior to the Parent Special Meeting or such termination or (B) any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or complete an Acquisition Transaction with respect to Parent and not retracted such intention prior to the Parent Special Meeting or such termination; or

(3)	the Company, pursuant to Section 8.1(h), upon the occurrence of a Triggering Event with respect to Parent.

(ii) the Company’s Expenses (in an aggregate amount not to exceed $2,500,000), within one (1) Business Day after demand by the Company, if this Agreement is terminated by (A) Parent or the Company pursuant to Section 8.1(b), but only if, prior to such termination, (1) an Acquisition Proposal or Acquisition Transaction with respect to Parent shall have been publicly-announced or otherwise become publicly-known and not withdrawn prior to the Parent Special Meeting or such termination or (2) any Person shall have publicly-announced an intention (whether or not conditional) to make an Acquisition Proposal or complete an Acquisition Transaction with respect to Parent and not retracted such intention prior to the Parent Special Meeting or such termination (provided, that if the Company receives payment of Expenses pursuant to this subsection (ii), it shall not be entitled to payment of Expenses under subsection (i) above) or (B) Parent or the Company, pursuant to Section 8.1(e).

(d) All payments to be made pursuant to this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. If either party fails to make a required payment to the other party pursuant to this Section 8.3, then such party shall pay all costs and expenses (including, without limitation, legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party, as well as any costs and expenses (including, without limitation, legal fees and expenses) incurred in enforcing this Section 8.3(d).

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that without these agreements, the parties would not have entered into this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or other agreements in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Acquisition Merger Effective Time, except for the covenants and other agreements contained in: ARTICLE I, ARTICLE II, Section 6.6 (Reasonable Best Efforts to Complete Transactions), Section 6.7 (Public Announcements), Section 6.8 (Company Employee Benefits; Company 401(k) Plan), Section 6.9 (Company Stock Plans), Section 6.10 (Indemnification and Insurance), Section 6.12 (Tax Matters), Section 8.2 (Effect of Termination) and Section 8.3 (Fees and Expenses); and this ARTICLE IX. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent or Merger Sub:

Rudolph Technologies, Inc.

One Rudolph Road

Flanders, New Jersey 07836

Attention: Paul F. McLaughlin

Facsimile No.: (973) 691-4863

Telephone No.: (973) 691-1300

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022

Attention: David M. Schwartzbaum

Facsimile No.: 212 751-4864

Telephone No.: 212 906-1215

If to the Company:

August Technology Corporation

4900 West 78th Street

Bloomington, Minnesota 55435

Attention: Stanley D. Piekos

Facsimile No.: (952) 820-0060

Telephone No.: (952) 820-0080

With a copy to (which shall not constitute notice):

Fredrikson & Byron

200 South Sixth Street, Suite 400

Minneapolis, Minnesota 55402-1425

Attention: Robert K. Ranum

Facsimile No.: 612 492-7077

Telephone No.: 612 492-7067

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to an Acquisition Transaction.

(b) “Acquisition Transaction” means any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its “significant subsidiaries” (as defined in Regulation S-X of the Securities Act), or Parent or any of its significant subsidiaries, as the case may be, (ii) direct or indirect acquisition or purchase of any class of equity securities representing 15% or more of the voting power of the Company or any of its significant subsidiaries, or Parent or any of its significant subsidiaries, as the case may be, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the voting power of the Company or Parent, as the case may be or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, Parent or any of their respective Subsidiaries, as the case may be, in each case other than the transactions contemplated by this Agreement; provided, however, that for purposes of Section 9.3(s), the phrase “15% or more” in (ii) and (iii) above shall be replaced with the phrase “greater than 50%.”

(c) “Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(d) “Amendment Agreements” means the agreements between the Company and certain officers of the Company listed on Schedule 9.3(d).

(e) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(f) “Beneficial Owner” with respect to any shares of Company Common Stock means a Person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 under the Exchange Act.

(g) “Business Day” means any day other than a Saturday or Sunday or any day on which banks in the State of New York are required or authorized to be closed.

(h) “Company Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, operations, properties condition (financial or otherwise) or capitalization of the Company and its Subsidiaries, taken as a whole or (ii) materially and adversely affects the ability of the Company to consummate the transactions contemplated hereby; provided, however, that none of the following, in and of itself, shall be deemed to constitute a Company Material Adverse Effect: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) so long as such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) so long as such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and/or required by) this Agreement or at the request of Parent or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of the Company’s stock, (E) any failure by the Company to meet published revenue or earnings projections or (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s shareholders arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby.

(i) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

(j) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of the Company or Parent, as applicable, or any of its ERISA Affiliates, as applicable.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or Parent, as applicable.

(m) “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Registration Statement and the solicitation of stockholder or shareholder, as the case may be, approvals and all other matters related to the transactions contemplated hereby; provided, however, that the Company’s Expenses shall not include any fees and expenses incurred in connection with, or related to, the Nanometrics Merger Agreement or the termination thereof.

(n) “Intellectual Property” means all rights throughout the world associated with (i) trademarks, service marks, trade names, internet domain names and other source identifiers, together with registrations and applications related to the foregoing (collectively, “Trademarks”), (ii) patents, utility models, inventors’ certificates, industrial design and other industrial property rights, together with all registrations or applications related to the foregoing and including any provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations, extensions and applications for any of the foregoing (collectively, “Patents”), (iii) rights in works of authorship protected by copyright for E.U. design registrations, (iv) copyrights and rights in mask works, including any registrations and applications for any of the foregoing (collectively, “Copyrights”), (v) rights in computer software (including object and source code forms thereof), data and databases, (vi) trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies and (vii) other intellectual property and proprietary rights recognized by applicable Law.

(o) “Law” means any foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, administrative, executive or other order (whether temporary, preliminary or permanent) of any Governmental Entity, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding entered or imposed by any Governmental Entity, in each case that are in force as of the date hereof or which come into force during the term of this Agreement.

(p) “Parent Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, operations, properties condition (financial or otherwise) or capitalization of Parent and its Subsidiaries, taken as a whole, or (ii) materially and adversely affects the ability of Parent to consummate the transactions contemplated hereby; provided, however, that none of the following, in and of itself, shall be deemed to constitute a Parent Material Adverse Effect: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) so long as such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) so long as such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and/or required by) this Agreement or at the request of Parent or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Parent’s stock, (E) any failure by Parent to meet published revenue or earnings projections or (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Parent’s shareholders arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby.

(q) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(r) “Registered Intellectual Property” means U.S. and foreign (i) Patents, (ii) Trademarks and (iii) Copyrights, in each case, that are registered and/or issued by, or filed and/or applied for with, any Governmental Entity, or any organization that is official recognized by such Governmental Entity, in each case in the applicable jurisdiction.

(s) “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns at least 50% of the outstanding equity or voting securities or interests of such Person or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

(t) “Superior Proposal” means any Acquisition Proposal that the Board of Directors of the party receiving such Acquisition Proposal reasonably determines in good faith, (i) after consultation with its independent financial advisor or another nationally recognized financial advisor and its outside legal counsel and (ii) based on the terms and conditions of such proposal, the financial, legal and regulatory aspects of such proposal and the Person making such proposal, (A) is more favorable to such party’s shareholders or stockholders, as the case may be, than the Merger or any counterproposal made by the other party hereto pursuant to Section 6.3, (B) is capable of being consummated in a timely manner on the terms being proposed, and (C) is capable of being financed by the Person making such proposal, to the extent required, or for which financing has been committed by a reputable financing source, to the extent required.

(u) “Tax” or “Taxes” means (i) taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and including all interest, penalties, fines, additional taxes and additions to tax imposed with respect to any of the foregoing; (ii) any liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in the foregoing clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

(v) “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

Section 9.4 Certain Interpretations. For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(b) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise specified or the context otherwise requires, all references in this Agreement to Parent (including any reference to Parent as a “party”) shall be deemed to include Parent and its Subsidiaries, and all references in this Agreement to the Company (including any reference to the Company as a “party”) shall be deemed to include the Company and its Subsidiaries.

(d) All references in this Agreement to the Subsidiaries of an entity (including as the result of the application of Section 9.4(c)) shall be deemed to include all direct and indirect Subsidiaries of such entity.

(e) The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 9.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein (other than the condition set forth in Section 7.1(g)). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and (b) is not intended to confer upon any Person (regardless of any reference to such Person in this Agreement) other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 6.10 (Indemnification and Insurance), who shall have the right to enforce such provisions directly.

Section 9.9 Assignment. This Agreement may not be assigned by operation of Law or otherwise, except that Parent or Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent or Merger Sub of their respective obligations hereunder.

Section 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.11 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to the conflict of Law provisions thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.14 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.15 Disclosure Schedules. The information set forth in each section or subsection of the Company Disclosure Schedule shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company set forth in the corresponding section or subsection of this Agreement and any other section or subsection of ARTICLE III if and to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section or subsection of ARTICLE III. Disclosure of any information or document in the Company Disclosure Schedule is not a statement or admission that such information or document is material or required to be referred to or disclosed in the Company Disclosure Schedule. In addition, disclosure of a matter in any section of the Company Disclosure Schedule shall not be deemed to be an admission of liability or responsibility with respect to such matter.

(b) The information set forth in each section or subsection of the Parent Disclosure Schedule shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Parent and Merger Sub set forth in the corresponding section or subsection of this Agreement and any other section or subsection of ARTICLE IV if and to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section or subsection of ARTICLE IV. Disclosure of any information or document in the Parent Disclosure Schedule is not a statement or admission that such information or document is material or required to be referred to or disclosed in the Parent Disclosure Schedule. In addition, disclosure of a matter in any section of the Parent Disclosure Schedule shall not be deemed to be an admission of liability or responsibility with respect to such matter.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RUDOLPH TECHNOLOGIES, INC.

By	/S/ PAUL F. MCLAUGHLIN
Name:	Paul F. McLaughlin
Title:	Chairman and Chief Executive Officer

NS MERGER SUB, INC.

By:	/S/ PAUL F. MCLAUGHLIN
Name:	Paul F. McLaughlin
Title:	President

AUGUST TECHNOLOGY CORPORATION

By	/S/ STANLEY D. PIEKOS
Name:	Stanley D. Piekos
Title:	Chief Financial Officer